Exhibit 3.28

Execution Version

AMENDED AND RESTATED

STOCKHOLDERS’ AGREEMENT

AMONG

SAMSON RESOURCES CORPORATION,

SAMSON AGGREGATOR L, P.,

JD ROCKIES RESOURCES LIMITED

AND

ITOCHU CORPORATION

(solely for the purposes of Section 5.5)

January 25, 2012

i

Schedules and Exhibits

Schedule I: Share Ownership

Schedule II: Initial Directors

Schedule III: Approval Rights

Annex A: Joinder Agreement

ii

STOCKHOLDERS’ AGREEMENT

This Amended and Restated Stockholders’ Agreement (this “Agreement”) is entered into as of January 25, 2012, by and among Samson Resources Corporation, a Delaware corporation that was formerly known as Tulip Acquisition Corporation (the “Company”), Samson Aggregator L.P., a Delaware limited partnership (the “Sponsor”), JD Rockies Resources Limited, a Delaware corporation (“Itochu” and, together with the Sponsor and any other stockholders of the Company who become party to this Agreement from time to time pursuant to the terms hereof, the “Stockholders”) and, solely for purposes of Section 5.5, ITOCHU Corporation, a corporation organized under the laws of Japan (“ITOCHU Corporation”).

RECITALS

WHEREAS, the Company, Samson Investment Company, a Nevada corporation (“Samson”), and the stockholders of Samson entered into a Stock Purchase Agreement, dated as of November 22, 2011 (as the same may be amended, supplemented or otherwise modified from time to time, the “Purchase Agreement”), pursuant to and subject to the terms and conditions of which, among other things, the Company acquired all of the outstanding common stock of Samson (the “Acquisition”);

WHEREAS, immediately following the closing of the Acquisition (the “Closing”) and as of the date hereof, the Sponsor and Itochu Beneficially Own (as defined below) the respective amounts of the issued and outstanding Common Stock (as defined below) set forth in Schedule Ito this Agreement;

WHEREAS, each of the parties hereto entered into a stockholders’ agreement (the “Original Stockholders’ Agreement”) simultaneously with the Closing to establish certain arrangements with respect to the shares of Common Stock to be held by the Stockholders, as well as restrictions on certain activities in respect of Common Stock, corporate governance and other related corporate matters with respect to the Company and Samson; and

WHEREAS, the parties hereto desire to amend and restate the Original Stockholders’ Agreement as set forth below.

NOW, THEREFORE, in consideration of the premises and of the covenants and obligations hereinafter set forth, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1. Certain Defined Terms. As used herein, the following terms shall have the following meanings:

“Acquisition” has the meaning set forth in the recitals.

“Affiliate” means, with respect to any Person, an “affiliate” as defined in Rule 405 of the regulations promulgated under the Securities Act and, with respect to any Sponsor Entity, (i) an “affiliate” as defined in Rule 405 of the regulations promulgated under the Securities Act, (ii) an “affiliate” as defined in Rule 405 of the regulations promulgated under the Securities Act of any Person that (as of the Closing Date) was a limited partner of the Sponsor and (iii) any investment fund, vehicle or holding company that is directly or indirectly managed or advised by any Affiliate of any Person that (as of the Closing Date) was a limited partner of the Sponsor; provided, however, that notwithstanding the foregoing, an Affiliate shall not include any “portfolio company” (as such term is customarily used among institutional investors) of any Person.

“Agreement” has the meaning set forth in the preamble.

“Beneficial Ownership” of any securities means ownership by a Person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares (i) voting power which includes the power to vote, or to direct the voting of, such security; and/or (ii) investment power which includes the power to dispose, or to direct the disposition, of such security. The terms “Beneficially Own” and “Beneficial Owner” shall have a correlative meaning. For the avoidance of doubt, no Stockholder shall be deemed to Beneficially Own any securities of the Company or any of its Subsidiaries held by any other holder of such securities solely by virtue of the provisions of this Agreement (other than this definition).

“Boards” has the meaning set forth in Section 2.1(a).

“Business Day” means any day other than a Saturday, a Sunday or other day on which national banking associations in the State of New York are authorized by Law to be closed.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all ownership interests in a Person (other than a corporation), and any and all warrants, options or other rights to purchase or acquire any of the foregoing.

“Closing” has the meaning set forth in the recitals.

“Closing Date” means December 21, 2011.

“Closing Period” has the meaning set forth in Section 3.3(d).

“Common Stock” means the common stock, par value $0.01 per share, of the Company and any securities issued in respect thereof, or in substitution therefor, in connection with any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation, exchange or other similar reorganization.

“Company” has the meaning set forth in the preamble.

“Company Board” has the meaning set forth in Section 2.1(a).

“Competitor” has the meaning set forth in Section 3.2(b).

“Confidential Information” means all confidential and proprietary information (irrespective of the form of communication) obtained by or on behalf of a Stockholder from the Company or its Representatives, through the ownership of Shares or through the rights granted pursuant hereto, other than which (i) was or becomes generally available to the public other than as a result of a breach of this Agreement by such Stockholder or Representative, (ii) was or becomes available to such Stockholder on a nonconfidential basis prior to disclosure to the Stockholder by the Company or its Representatives, (iii) was or becomes available to the Stockholder from a source other than the Company or its Representatives, provided that such source is not known by such Stockholder to be bound by a confidentiality agreement with the Company or (iv) is independently developed by such Stockholder without the use of any such information received under this Agreement. Confidential Information also includes all information previously provided under the provisions of any confidentiality agreement between the Stockholders or their Affiliates entered into in connection with the investment in the Company and, including all information, documents and reports referred to thereunder, all understandings, agreements and other arrangements between and among the Stockholders, and all other non-public information received from, or otherwise relating to, the Company, its Subsidiaries and any Stockholder or any other investor in any of the foregoing.

“Consulting Agreement” means that certain agreement, dated as of the Closing Date, by and among the Company, Kohlberg Kravis Roberts & Co. L.P., Itochu, NGP Energy Capital Management, L.L.C. and Crestview Advisors, L.L.C., pursuant to which management, consulting and financial services are to be provided to the Company and its Subsidiaries, as the same may be amended from time to time.

“control” (including the terms “controlling”, “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“Creditors’ Rights” means applicable bankruptcy, insolvency or other similar laws relating to or affecting the enforcement of creditors’ rights generally and to general principles of equity.

“Declining Stockholders” has the meaning set forth in Section 3.7(b).

“Designated Principal Investors” means each of (i) the Sponsor Designated Principal Investor and (ii) the Itochu Designated Principal Investor.

“DGCL” means the General Corporation Law of the State of Delaware.

“Director” means any member of a Board.

“Drag Shares” has the meaning set forth in Section 3.5(a).

“Dragging Stockholders” has the meaning set forth in Section 3.5(a).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Excess Cash” means the cash held by the Company in excess of the amount of cash that the Company Board reasonably determines is advisable to maintain at the Company in order to fund the current and future cash needs of the Company and its Subsidiaries, including (i) the payment of expenses (including operating expenses, working capital, capital expenditures and other expenses) and the service of indebtedness of the Company and its Subsidiaries, (ii) any payment of the principal of indebtedness of the Company and its Subsidiaries and (iii) any reinvestment in the business of the Company and its Subsidiaries or other potential capital opportunities, including potential future acquisitions, that may arise.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated pursuant thereto.

“Fair Market Value” means, as of a given date, the fair market value as determined in good faith by the Company Board.

“GAAP” means generally accepted accounting principles, as in effect in the United States of America from time to time.

“Governmental Authority” means: (i) any nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (ii) the United States and other federal, state, local, municipal, foreign or other government or (iii) any governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or entity and any court or other tribunal).

“Group” has the meaning set forth in Section 5.2(b)(i).

“Inclusion Notice” has the meaning set forth in Section 3.4(b).

“Inclusion Right” has the meaning set forth in Section 3.4(c).

“Indemnification Agreement” means that certain Indemnification Agreement, dated as of the Closing Date, by and among the Company, the Sponsor, Itochu, the general partner of the Sponsor and certain Affiliates of the Sponsor, as the same may be amended from time to time.

“Initial Management Equity Program” means the Management Equity Program established or entered into in connection with the Acquisition and pursuant to which a pool of no greater than 10% of the total Shares outstanding (calculated on a fully diluted basis) in the aggregate have been authorized for issuance.

“Investor Affiliate” has the meaning set forth in Section 6.14.

“Investor Group” means, as applicable, (i) the Sponsor Entities, taken together, or (ii) the Itochu Entities, taken together.

“IPO” means the first firm commitment underwritten public offering of equity securities of the IPO Corporation pursuant to an effective registration statement under the Securities Act (other than a registration statement on Forms S-4 or S-8 or any similar form).

“IPO Corporation” means the Company, as the entity which undertakes the IPO, unless the Company Board otherwise determines that the “IPO Corporation” shall be any Subsidiary of the Company or another corporation, limited liability company, limited partnership, or any other entity, in which case the IPO Corporation shall be such other Person.

“Itochu” has the meaning set forth in the preamble.

“Itochu Board Representation Number” means the following number as applicable from time to time: (i) two (2) if the Itochu Entities Beneficially Own at least 20% of the outstanding Shares; (ii) one (1) if the Itochu Entities Beneficially Own at least 10% of the outstanding Shares, but less than 20% of the outstanding Shares; or (iii) zero (0) if the Itochu Entities Beneficially Own less than 10% of the outstanding Shares. If, following the Closing, the number of Directors constituting the entire board of directors of a Board is greater than ten (10), the Itochu Board Representation Number with respect to such Board shall be increased proportionally.

“ITOCHU Corporation” has the meaning set forth in the preamble.

“Itochu Designated Director” has the meaning set forth in Section 2.1(b)(i).

“Itochu Designated Principal Investor” means Itochu (or a Permitted Transferee of Itochu as may be designated by Itochu from time to time).

“Itochu Entities” means Itochu and its Permitted Transferees.

“Itochu Nominee” has the meaning set forth in Section 2.1(c)(i).

“Joinder Agreement” has the meaning set forth in Section 3.1(c). “JV Consultation” has the meaning set forth in Section 5.4.

“Law” means any applicable constitutional provision, statute, act, code, law, regulation, rule, ordinance, order, decree, ruling, proclamation, resolution, judgment, decision, declaration, or interpretative or advisory opinion or letter of a Governmental Authority.

“Management Equity Program” any management equity plan, stock incentive plan or other management or employee benefit plan or agreement, or any combination thereof, pursuant to which a pool of Shares has been authorized for issuance.

“Observer” has the meaning set forth in Section 2.1(d)(iii).

“Option Period” has the meaning set forth in Section 3.3(c).

“Original Stockholders’ Agreement” has the meaning set forth in the recitals.

“Ownership Cap” has the meaning set forth in Section 5.5(a).

“Participating Stockholder” has the meaning set forth in Section 3.7(a).

“Permitted Transferee” means (A) with respect to any Stockholder other than a Sponsor Entity: (i) any Affiliate of such Person to the extent that 80% of the equity interests in, and the voting power with respect to, such Affiliate are under common Beneficial Ownership and (ii) any successor entity of such Person, and (B) with respect to a Sponsor Entity: (i) any Affiliate of such Sponsor Entity, (ii) any successor entity of such Sponsor Entity and (iii) with respect to any Sponsor Entity that is an investment fund or a vehicle of an investment fund (or investment funds), any other investment fund or vehicle of which such Sponsor Entity or an Affiliate thereof serves as the general partner or discretionary manager or advisor (so long as such investment fund or vehicle was not established for the purpose of acquiring Shares) and in which such Sponsor Entity or Affiliate thereof retains sole voting and dispositive power.

“Person” means any natural person, corporation, limited partnership, general partnership, limited liability company, joint stock company, joint venture, association, company, estate, trust, bank trust company, land trust, business trust, or other organization, whether or not a legal entity, custodian, trustee-executor, administrator, nominee or entity in a representative capacity and any government or agency or political subdivision thereof.

“Plan Asset Regulations” means the regulations issued by the U.S. Department of Labor at Section 2510.3-101 of Part 2510 of Chapter XXV, Title 29 of the Code of Federal Regulations, or any successor regulations.

“Post-IPO Period” has the meaning set forth in Section 2.1(c).

“Preemptive Percentage” has the meaning set forth in Section 3.7(b).

“Pre-IPO Period” has the meaning set forth in Section 2.1(b).

“Principal Investor” means any of the Sponsor, Itochu or their respective Permitted Transferees.

“Public Offering” means a public offering of equity securities pursuant to a registration statement declared effective under the Securities Act.

“Purchase Agreement” has the meaning set forth in the recitals. “Purchase Notice” has the meaning set forth in Section 3.3(c).

“Qualified IPO” means an underwritten public offering of shares of common stock of the IPO Corporation to the extent that, immediately following the completion of such offering, (A)(i) at least 25% of the outstanding shares of common stock of the IPO Corporation are publicly listed and traded or (ii) an aggregate equity valuation of the publicly listed and traded shares of common stock of the IPO Corporation equals at least $1,000,000,000 (such equity valuation to be calculated based on a per share value equal to the offering price of a share of common stock of the IPO Corporation sold in such offering), and (B) the common stock of the IPO Corporation is listed on a national securities exchange.

“Recapitalization Notice” shall have the meaning set forth in Section 3.8(b).

“Recapitalization Percentage” shall have the meaning set forth in Section 3.8(b).

“Recapitalization Transaction” means any transaction or series of related transactions in which one or more classes of securities issued by the Company or any of its direct or indirect Subsidiaries are, in whole or in part on a pro rata basis among all holders of such securities, converted into, or exchanged for, securities in another form issued by the Company, any of its direct or indirect Subsidiaries, any newly formed parent and/or any affiliated Person.

“Registration Rights Agreement” means that certain Registration Rights Agreement, dated as of the Closing Date, among the Company and each of the Stockholders, as the same may be amended from time to time in accordance with its terms.

“Representatives” has the meaning set forth in Section 5.2(e).

“Required Sale” has the meaning set forth in Section 3.5(a).

“Required Sale Notice” has the meaning set forth in Section 3.5(a).

“Restricted Transfer Period” has the meaning set forth in Section 3.2(a)(iv).

“ROFO Period” has the meaning set forth in Section 3.3(a).

“ROFO Purchaser” has the meaning set forth in Section 3.3(d).

“Sale” has the meaning set forth in Section 3.3(a).

“Sale Notice” has the meaning set forth in Section 3.3(a).

“Sale Price” has the meaning set forth in Section 3.3(b)(i).

“Sale Proposal” has the meaning set forth in Section 3.5(a).

“Same Terms and Conditions” means the same price and otherwise on the same terms and conditions (and with respect to any consideration to be paid to any Stockholder with respect to, arising out of, or in connection with the Transfer, excluding any amounts payable under (i) the Consulting Agreement or (ii) any other then-existing agreement with such Stockholder; provided that such agreement has not been entered into in violation of the terms of this Agreement, in the case of each of clauses (i) and (ii), which is in addition to the consideration paid to such Stockholder as payment for, or distribution on, its Shares); such same terms and conditions shall mean that each Stockholder shall receive such Stockholder’s pro rata share (based on the number of Shares held by such Stockholder included in the applicable transaction) of such consideration; provided, however, that (x) the Principal Investors may receive, even if not offered to the other Stockholders, rights to appoint members of the board of directors or similar governing body or any other governance rights (including board observer rights) and (y) the Principal Investors may receive, even if not offered to the other Stockholders, rights to Transfer any securities received in such transaction not given to the other Stockholders.

“Samson” has the meaning set forth in the recitals.

“Samson Board” has the meaning set forth in Section 2.1(a).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and any successor statute thereto and the rules and regulations of the SEC promulgated thereunder.

“Selling Stockholder” has the meaning set forth in Section 3.4(a).

“Shares” means shares of the Capital Stock of the Company.

“Sharing Percentage” means, with respect to each Stockholder (or group of Stockholders), the fraction (expressed as a percentage), the numerator of which is the number of Shares owned by such Stockholder and the denominator of which is the sum of the total number of Shares owned by all Stockholders (or the relevant Stockholders if the calculation is made with respect to a specified group of Stockholders).

“Significant Subsidiary” of any Person means a Subsidiary of such Person that would constitute a “significant subsidiary” of such Person within the meaning of Rule 1-02(w) of Regulation S-X as promulgated by the SEC and as in effect on the date hereof.

“Sponsor” has the meaning set forth in the preamble.

“Sponsor Board Representation Number” means, at any point in time, the total number of Directors constituting the entire board of directors of the applicable Board minus the Itochu Board Representation Number at such time.

“Sponsor Designated Director” has the meaning set forth in Section 2.1(b)(i).

“Sponsor Designated Principal Investor” means the Sponsor (or a Permitted Transferee of the Sponsor as may be designated by the Sponsor from time to time).

“Sponsor Entities” means the Sponsor and its Permitted Transferees.

“Sponsor Investment Period” has the meaning set forth in Section 5.5(a).

“Sponsor Nominee” has the meaning set forth in Section 2.1(c)(i).

“Stockholder” has the meaning set forth in the preamble.

“Subject Shares” has the meaning set forth in Section 3.3(b)(i).

“Subscription Period” has the meaning set forth in Section 3.7(a).

“Subsequent Management Equity Program” means any Management Equity Program other than the Initial Management Equity Program.

“Subsidiary” means with respect to any Person (i) any corporation or other entity a majority of the Capital Stock of which having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions is at the time owned, directly or indirectly, with power to vote, by such initial Person or (ii) a partnership in which such initial Person or any direct or indirect Subsidiary of such initial Person is a general partner.

“Syndication Agent Agreement” means that certain agreement, dated as of the Closing Date, by and between the Company and KKR Capital Markets LLC, pursuant to which the Company has engaged KKR Capital Markets LLC to act as the syndication agent in connection with the syndication of equity interests in the Sponsor.

“Tag-Along Pro Rata Share” means a fraction, the numerator of which is the aggregate number of Shares proposed to be Transferred by the Selling Stockholder in the transaction subject to the applicable Inclusion Notice, and the denominator of which is the aggregate number of Shares Beneficially Owned by the Sponsor Entities.

“Tag Offerees” has the meaning set forth in Section 3.4(a).

“Transaction Agreements” means, collectively, the Registration Rights Agreement, the Indemnification Agreement, the Syndication Agent Agreement and the Consulting Agreement.

        “Transfer” or “Transferred” means any direct or indirect transfer, sale, gift, assignment, exchange, mortgage, pledge, hypothecation, encumbrance or any other disposition (whether voluntary or involuntary or by operation of law) of any Shares (or any interest (pecuniary or otherwise) therein or rights thereto) Beneficially Owned by a Person. In the event that any Stockholder that is a corporation, partnership, limited liability company or other legal entity (other than an individual, trust or estate) ceases to be controlled by the Person or group of Persons controlling such Stockholder or any Permitted Transferee or Permitted Transferees of such Person or group of Persons, such event shall be deemed to constitute a “Transfer” subject to the restrictions on Transfer contained or referenced herein. For the avoidance of doubt, any direct or indirect transfer, sale, assignment, exchange or any other disposition by a partner, member or other equity holder of a Stockholder to another Person, of any partnership or membership interest or other equity security of such Stockholder that does not result in the Person or group of Persons controlling such Stockholder or a Permitted Transferee or Permitted Transferees of such Person or group of Persons to cease to control such Stockholder, shall not be deemed to constitute a “Transfer” subject to the restrictions on Transfer contained or referenced herein. For purposes of this definition, the Sponsor shall be deemed to be controlled by each and any of (i) an affiliate of Kohlberg Kravis Roberts & Co. L.P., (ii) an affiliate of NGP Energy Capital Management, L.L.C. and (iii) an affiliate of Crestview Advisors, L.L.C.

“Transferred Shares” has the meaning set forth in Section 3.2(b).

“Transferring Stockholder” has the meaning set forth in Section 3.3(a).

“VCOC Stockholder” has the meaning set forth in Section 2.9.

“Voting Securities” means, at any time, shares of any class of Capital Stock or other securities of the Company or any of its Subsidiaries that are then entitled to vote generally in the election of Directors and not solely upon the occurrence and during the continuation of certain specified events, and any securities convertible into or exercisable or exchangeable for such shares of Capital Stock or other securities.

SECTION 1.2. Construction. Unless the context requires otherwise, the gender of all words used in this Agreement includes the masculine, feminine and neuter forms and the singular form of words shall include the plural and vice versa. All references to Articles and Sections refer to articles and sections of this Agreement, and all references to Schedules and Exhibits are to Schedules and Exhibits attached hereto, each of which is made a part hereof for all purposes. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation” (except to the extent the context otherwise provides). This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

ARTICLE II

CORPORATE GOVERNANCE

SECTION 2.1. Board Representation.

(a) Board Size. Unless both Designated Principal Investors otherwise agree in writing, the Company and the Stockholders shall take such action, including any stockholder votes or written consents in lieu thereof, as may be necessary to cause each of the board of directors of the Company (the “Company Board”) and the board of directors of Samson (the “Samson Board,” and, together with the Company Board, the “Boards”) to consist of up to ten (10) Directors, with each of the Boards consisting, immediately following Closing, of those individuals identified on Schedule II. Any changes in the size or composition of the Boards following Closing will be subject to the provisions of this Section 2.1.

(b) Board Representation during Pre-IPO Period. From the date hereof until an IPO (the “Pre-IPO Period”), unless both Designated Principal Investors otherwise agree in writing:

(i) Each Stockholder agrees that it will vote, or execute a written consent in lieu thereof with respect to, all of the Voting Securities Beneficially Owned or held of record by it or cause all of the Voting Securities Beneficially Owned by it to be voted, or cause a written consent in lieu thereof to be executed, to elect and, during such period, to continue in office Boards consisting, in each case, solely of the following individuals: (A) a number of individuals designated by the Sponsor Entities equal to the Sponsor Board Representation Number, as applicable from time to time (with each such individual being designated by the Sponsor and/or such other Sponsor Entities as the Sponsor shall from time to time designate in writing to the Company), or such lower number as determined by the Sponsor Designated Principal Investor (each, a “Sponsor Designated Director), and (B) a number of individuals designated by the Itochu Entities equal to the Itochu Board Representation Number, as applicable from time to time (with each such individual being designated by Itochu and/or such other Itochu Entities as Itochu shall from time to time designate in writing to the Company), or such lower number as determined by the Itochu Designated Principal Investor (each, an “Itochu Designated Director”).

(ii) If, from time to time, the Itochu Board Representation Number shall decrease, the Itochu Entities and the Company shall take all necessary action to cause the applicable number of Itochu Designated Directors to be removed immediately and the Stockholders and the Company shall take all necessary action to cause the number of directors on the Boards to be reduced accordingly. Except as provided above, during the Pre-IPO Period, the Sponsor Entities and the Itochu Entities shall have the exclusive right to appoint and to remove, in each case at any time and from time to time, each of the Sponsor Designated Directors and the Itochu Designated Directors, respectively, as well as the exclusive right to fill any and all vacancies created by reason of death, removal or resignation of such designees, and the Stockholders and the Company shall take all necessary action to cause the Boards to be so constituted.

(c) Board Representation during Post-IPO Period. From and after an IPO (the “Post-IPO Period”), unless both Designated Principal Investors otherwise agree in writing:

(i) The Sponsor Entities will have the right to nominate a number of individuals for election to the Company Board equal to the Sponsor Board Representation Number (with each such individual being nominated by Sponsor and/or such other Sponsor Entities as the Sponsor shall from time to time designate in writing to the Company), or such lower number as determined by the Sponsor Designated Principal Investor (each, a “Sponsor Nominee”), and the Itochu Entities will have the right to nominate a number of individuals for election to the Company Board equal to the Itochu Board Representation Number (with each such individual being nominated by Itochu and/or such other Itochu Entities as Itochu shall from time to time designate in writing to the Company), or such lower number as determined by the Itochu Designated Principal Investor (each, an “Itochu Nominee”).

(ii) For so long as the Sponsor Entities or the Itochu Entities have the right to nominate any Sponsor Nominee or any Itochu Nominee, respectively, in connection with each election of Directors, the Company shall nominate each such Sponsor Nominee or Itochu Nominee, as the case may be, for election as a Director as part of the slate that is included in the proxy statement (or consent solicitation or similar document) of the Company relating to the election of Directors, and shall provide the highest level of support for the election of each such Sponsor Nominee or Itochu Nominee, as the case may be, as it provides to any other individual standing for election as a Director as part of the Company’s slate of Directors. For so long as the Sponsor Entities or the Itochu Entities have the right to nominate any Sponsor Nominee or any Itochu Nominee, respectively, the Company shall not nominate a number of nominees for any election of Directors that exceeds the number of Directors to be elected, unless the Sponsor Entities and/or the Itochu Entities, as the case may be, have otherwise agreed in writing.

(iii) If, from time to time during the Post-IPO Period, the Itochu Board Representation Number shall decrease, the Itochu Entities and the Company shall take all necessary action to cause the applicable number of Itochu Nominees to be removed immediately. Subject to the immediately foregoing sentence, in the event that a Sponsor Nominee or an Itochu Nominee shall cease to serve as a Director for any reason (including any removal thereof), the Sponsor Entities or the Itochu Entities, respectively, shall have the right to appoint another Sponsor Nominee or Itochu Nominee, respectively, to fill any vacancy resulting therefrom. For the avoidance of doubt, it is understood that the failure of the stockholders of the

Company to elect any Sponsor Nominee or any Itochu Nominee shall not affect the right of the Sponsor Entities or the Itochu Entities, as applicable, to designate the Sponsor Nominees or Itochu Nominees, as the case may be, for election pursuant to this Section 2.1(c) in connection with any future election of Directors.

(iv) Each Stockholder that Beneficially Owns Voting Securities shall vote all of such Voting Securities in favor of each Sponsor Nominee and Itochu Nominee nominated in accordance with this Section 2.1(c). Each Stockholder agrees that, (A) if and for so long as the Sponsor Entities are permitted to nominate one or more Sponsor Nominees pursuant to this Section 2.1(c) and such Stockholder is then entitled to vote for the removal of any such Sponsor Nominee, such Stockholder will not vote in favor of the removal of any such Sponsor Nominee unless requested in writing by the Sponsor Entities and (B) if and for so long as the Itochu Entities are permitted to nominate one or more Itochu Nominees pursuant to this Section 2.1(c) and such Stockholder is then entitled to vote for the removal of any such Itochu Nominee, such Stockholder will not vote in favor of the removal of any such Itochu Nominee unless requested in writing by the Itochu Entities.

(v) During the Post-IPO Period, unless both Designated Principal Investors otherwise agree in writing, the Company agrees to cause the Samson Board to be comprised of the same individuals as comprise the Company Board pursuant to this Section 2.1(c).

(d) Other Board Matters.

(i) The Company shall, and shall cause Samson to, as the case may be, reimburse each Director (or the Person that designated (or nominated) such Director) for all reasonable and documented out-of-pocket expenses incurred by such Director (or the Person that designated (or nominated) such Director, on his or her behalf) in connection with his or her attendance at meetings of the Boards, and any committees thereof, including travel, lodging and meal expenses. In addition, each Director of the Company Board shall receive from the Company compensation of $60,000 per annum in connection with such person’s service on such Board (such amount to be paid to the Director or the Person that designated (or nominated) such Director, as specified by such Director).

(ii) The Company shall, and shall cause Samson to, obtain customary director and officer indemnity insurance on commercially reasonable terms as determined by the Company Board and that is reasonably acceptable to each Investor Group that is then entitled to designate or nominate at least one Director.

(iii) In addition to the other rights set forth in this Section 2.1, to the extent permitted by Law and the rules of any stock exchange on which the Shares may be listed, the Sponsor Entities collectively shall be entitled to designate a total of up to three (3) individuals to attend all of the meetings of each Board (each such individual, an “Observer”); provided that, each such Observer shall be a representative of a Person who holds an economic interest in the Shares; providedfurther that, unless all of the Directors of such Board consent otherwise, such Observer shall not have the right to participate in any vote, consent or other action of such Board; providedfurther that, unless otherwise consented to by the Sponsor Designated Principal Investor, no Observer shall be entitled to attend any meeting of any committee of either Board or attend any executive session of either Board. Upon such designation, each Observer shall receive all notices and documentation (including the agenda, minutes, committee reports and other documentation) for each meeting of such Board as is provided to the Directors of such Board. The Company shall, and shall cause Samson to, as the case may be, reimburse each Observer (or the Person that designated such Observer) for the reasonable and documented out-of-pocket commercial travel, lodging and mean expenses incurred by such Observer (or the Person that designated such Observer, on his or her behalf) in connection with such Observer’s attendance at meetings of each Board (such amount to be paid to such Observer or the Person that designated such Observer, as specified by such Observer).

SECTION 2.2. Committees. Each Board shall establish an Executive Committee, an Audit Committee and a Compensation Committee and any other committee of such Board that may be formed upon the approval of such Board and in compliance with Section 2.4, with such powers and rights as are determined by the Company Board or Samson Board, as applicable, and with such composition as determined by the Company Board or Samson Board, as applicable; provided, that, (i) until such time as the Itochu Entities are no longer entitled to designate or nominate any directors pursuant to Section 2.1, to the extent permitted by Law and the rules of any stock exchange on which the Shares may be listed, the Itochu Entities shall be entitled to appoint at least one member to each committee of each Board, and (ii) to the extent permitted by Law and the rules of any stock exchange on which the Shares may be listed, the Sponsor Entities shall be entitled to appoint (x) at least four members to the Executive Committee and Compensation Committee of each Board and (y) at least three members to the Audit Committee of each Board.

SECTION 2.3. Meetings of the Board. Each Board shall hold regular meetings at least quarterly at such times and at such places as shall from time to time be determined by such Board, or the chairman thereof (if any), as applicable, and shall be called on at least ten (10) Business Days’ notice to each Director. Directors holding at least two (2) votes on a Board out of the total number of votes held by all Directors may call a special meeting of a Board on not less than (x) five (5) Business Days’ notice to each other Director if such meeting is requested in the applicable notice to be an in-person meeting of such Board or (y) one (1) Business Day’s notice to each other Director if such meeting is requested in the applicable notice to be a telephonic meeting of such Board. Notice of any meeting of either Board may be delivered to each Director personally, by telephone, by mail, by telecopier, by electronic mail or by any other means of communication reasonably calculated to give notice. Notice of any meeting of a Board need not be given to any Director if a written waiver of notice, executed by such Director before or after the meeting, is filed with the records of the meeting, or to any Director who attends the meeting without protesting the lack of notice prior thereto or at its commencement. Each notice of a meeting of a Board shall state the purposes of the meeting and whether such meeting is requested to be an in-person meeting or a telephonic meeting. Notwithstanding whether a meeting of a

Board is requested to be an in-person meeting, Directors of a Board may participate in any meeting of such Board by means of conference telephone, video conference or similar communications equipment by means of which all persons participating in the meeting can hear and speak to each other, and such participation in a meeting shall constitute presence in person at the meeting.

SECTION 2.4. Acts of the Board and Approval Rights.

(a) At all duly called meetings of each Board, Directors holding a majority of the total number of votes on such Board shall constitute a quorum for the transaction of business. If a quorum shall not be present at any meeting of a Board, the Directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present; provided that notice for any reconvened meeting shall have been given in accordance with Section 2.3; provided, further, that the quorum for the transaction of business at any reconvened or subsequent meeting shall be Directors holding a majority of the total votes on such Board. No action may be taken by a Board without the consent of Directors holding a majority of the votes on such Board; provided that, notwithstanding the foregoing, any action set forth on Schedule III shall require the vote set forth therein for approval. Each Board member shall be entitled to one vote; provided that, (i) except to the extent prohibited by Law, any Director shall be entitled to vote on behalf of another Director appointed or designated by the same Investor Group if such other Director is not present at a meeting of such Board (or a committee thereof) and has given a proxy to vote at the applicable meeting to the attending Director, and (ii) in the event any Person shall not have filled all of its designees to a Board allotted to such Person pursuant to Section 2.1, any Director designated by such Person shall have the right to vote for itself as well as for any undesignated Director, such that the Sponsor Entities and the Itochu Entities shall, in connection with any vote of a Board (or a committee thereof), have a number of votes with respect to such matter as is equal to the number of designees such Person is entitled to designate pursuant to Section 2.1 or Section 2.2, as applicable, at such time (e.g., if the Sponsor Entities shall have designated four (4) Directors, and shall be entitled to designate eight (8) Directors, such Directors designated by the Sponsor Entities shall be entitled to eight (8) votes collectively). Any instrument or writing executed on behalf of the Company or Samson by any one or more of the members of the applicable Board shall be valid and binding upon the Company or Samson, as applicable, when authorized by the applicable Board in accordance with this Section 2.4 or Section 2.6.

(b) Notwithstanding the foregoing, the Company shall not, and shall not permit Samson, to take (and each Board shall not consent to) any action set forth on Schedule III without first obtaining the requisite approvals as specified therein. The Stockholders and the Company shall (i) cause all Voting Securities Beneficially Owned by the Stockholders or the Company, as applicable, to be voted in favor of any action requiring stockholder approval that is approved by the requisite approvals of the applicable Board and (ii) refrain from causing the Voting Securities of the Company or Samson that are Beneficially Owned by the Stockholders or the Company, as applicable, to be voted in favor of any action requiring stockholder approval that is not approved by the requisite approvals of the applicable Board.

SECTION 2.5. Applicability of Preceding Provisions. In the event of an IPO, the Sponsor Designated. Principal Investor shall, after consultation with the managing underwriters for such IPO and the other Designated Principal Investors, determine in good faith the extent of any revisions to any provisions of Section 2.1, Section 2.2, Section 2.3 and Section 2.4 to take effect at the time of consummation of such IPO, to the extent such revisions are necessary or appropriate (x) under applicable Law or the rules of the principal stock exchange or inter-dealer quotation system on which the equity securities of the IPO Corporation are to be traded or listed or (y) to provide for customary post-IPO governance arrangements of the IPO Corporation. Notwithstanding the foregoing but subject to applicable Law and the rules of the principal stock exchange or inter-dealer quotation system on which the equity securities of the IPO Corporation are to be traded or listed, the parties agree that the Principal Investors shall have the right to proportionate representation on the board of directors of the IPO Corporation as among the Principal Investors in accordance with the principles set forth in Section 2.1. The Stockholders agree to take such action as may be necessary to amend this Agreement to give effect to any and all revisions as so determined by the Sponsor Designated Principal Investor in accordance with this Section 2.5.

SECTION 2.6. Action by Consent. Any action required or permitted to be taken at any meeting of a Board may be taken without a meeting and without a vote, if a consent or consents in writing (including by facsimile and e-mail), setting forth the action so taken, shall be signed by all of the Directors (provided, that for such purposes an electronic signature shall be valid).

SECTION 2.7. Outside Activities. (a) Any Stockholder, Director or Affiliate of the foregoing, may engage in or possess any interest in other investments, business ventures or Persons of any nature or description, independently or with others, similar or dissimilar to, or that competes with, the investments or business of the Company and its Subsidiaries, and may provide advice and other assistance to any such investment, business venture or Person, (b) the Company and the Stockholders shall have no rights by virtue of this Agreement in and to such investments, business ventures or Persons or the income or profits derived therefrom, and (c) the pursuit of any such investment or venture, even if competitive with the business of the Company and its Subsidiaries, shall not be deemed wrongful or improper and shall not constitute a conflict of interest or breach of fiduciary or other duty in respect of the Company, its Subsidiaries or the Stockholders. No Stockholder, Director or Affiliate of the foregoing, shall be obligated to present any particular investment or business opportunity to the Company even if such opportunity is of a character that, if presented to the Company, could be pursued by the Company, and any Stockholder, Director or Affiliate of the foregoing, shall have the right to pursue for its own account (individually or as a partner or a fiduciary) or to recommend to any other Person any such investment opportunity. The Stockholders and the Company agree that the Company or its Subsidiaries may engage Capstone Consulting LLC, KKR Capital Markets LLC or any related entity through which the foregoing entities conduct their respective businesses from time to time, subject to Section 2.4(b).

SECTION 2.8. Procuring Compliance with Article II. Subject to applicable Law and the fiduciary duties of Directors, each Stockholder irrevocably undertakes that it shall, and it shall procure that any person who is appointed as a Director as their designee under Section 2.1 shall, comply with the provisions contained in this Article II hereof and in this Agreement generally. In particular, and without prejudice to the foregoing, each Stockholder irrevocably undertakes that it shall:

(a) not seek to appoint any person as a Director who is not entitled to be so appointed in accordance with this Agreement;

(b) not seek to remove any Director as a Director unless it is entitled to remove such person in accordance with this Agreement;

(c) procure that none of its designees exercises any powers to take any action that would violate this Agreement; and

(d) procure that its designee shall ensure that all proceedings of the Boards are conducted in accordance with this Article II, including the quorum necessary for meetings of each Board, the number of votes required to approve decisions of each Board and the number of votes to which each Director is entitled.

SECTION 2.9. VCOC Stockholders.

(a) With respect to each Principal Investor and each Affiliate thereof that directly or indirectly has an interest in the Company, in each case that is intended to qualify as a “venture capital operating company” as defined in the Plan Asset Regulations (each, a “VCOC Stockholder”), for so long as the VCOC Stockholder, directly or through one or more conduit subsidiaries, continues to hold any Shares, in each case without limitation or prejudice of any the rights provided to any of the Stockholders hereunder, the Company shall, subject to such VCOC Stockholder entering into a confidentiality and standstill agreement with the Company in form and substance reasonably satisfactory to the Company, with respect to each such requesting VCOC Stockholder, provide such VCOC Stockholder or its designated representative with:

(i) the right to visit and inspect any of the offices and properties of the Company and its Subsidiaries and inspect and copy the books and records of the Company and its Subsidiaries, as the VCOC Stockholder shall reasonably request;

(ii) within a reasonable time after they become available, consolidated balance sheets of the Company and its Subsidiaries as of the end of each of the first three (3) quarters of each fiscal year of the Company, and consolidated statements of income and cash flows of the Company and its Subsidiaries for the period then ended, in each case, prepared in conformity with GAAP applied on a consistent basis, except as otherwise noted therein, and subject to the absence of footnotes and to year-end adjustments;

(iii) within a reasonable time after they become available, a consolidated balance sheet of the Company and its Subsidiaries as of the end of each fiscal year of the Company, and consolidated statements of income and cash flows of the Company and its Subsidiaries for the year then ended prepared in conformity with GAAP applied on a consistent basis, except as otherwise noted therein, together with an auditor’s report thereon of a firm of established national reputation;

(iv) to the extent the Company or any of its Subsidiaries is required by Law or pursuant to the terms of any outstanding indebtedness of the Company or such Subsidiary to prepare such reports, any annual reports, quarterly reports and other periodic reports pursuant to Section 13 or 15(d) of the Exchange Act, actually prepared by the Company or such Subsidiary as soon as available;

(v) to the extent consistent with applicable Law, inform the VCOC Stockholder or its designated representative in advance with respect to any significant corporate actions involving the Company and its Subsidiaries, including extraordinary dividends, mergers, acquisitions or dispositions of assets, issuances of significant amounts of debt or equity and material amendments to the organizational documents of the Company; and

(vi) the right of the VCOC Stockholder or its designated representative to consult with and advise the Company and its Subsidiaries with respect to such actions and all other matters relating to the operation of the Company and its Subsidiaries.

(b) The Company agrees to consider, in good faith, the recommendations of the VCOC Stockholder or its designated representative in connection with the matters on which it is consulted as described above, recognizing that the ultimate discretion with respect to all such matters shall be retained by the Company.

ARTICLE III

TRANSFERABILITY OF SHARES; PREEMPTIVE RIGHTS

SECTION 3.1. Transfers Generally.

(a) Transfers Generally. No Stockholder shall Transfer any Shares held or Beneficially Owned (whether as of the date hereof or subsequently acquired) by such Stockholder, unless such Transfer is made in accordance with the requirements of this Article III, as may be applicable, and any purported Transfer in violation of this Article III shall be null and void ab initio.

(b) Transfer Books. The Company shall not record upon its books any attempted Transfer of Shares held or Beneficially Owned by any Stockholder to any other Person, except Transfers made in accordance with this Agreement, and any attempted Transfer not made in accordance with this Agreement shall be null and void ab initio.

(c) Rights and Obligations of Transferees. Other than in connection with a Transfer to a Permitted Transferee, no purchaser of Shares from any Itochu Entity shall be entitled to any rights granted to any Itochu Entity pursuant to Section 2.1 (including the right to appoint or nominate Directors and the right to appoint a member to any committee of a Board), Section 2.4 (including any approval rights), Section 2.9, Section 3.7(h), Section 3.7(i), Section 5.2 or Section 5.4; provided, however, that (x) in connection with a Transfer by the Itochu Entities of 20% or more of the outstanding Shares to a purchaser of such Shares, the Itochu Entities shall be permitted to assign to such purchaser the Itochu Entities’ right to (i) appoint two individuals to each Board pursuant to Section 2.1(b) and (ii) nominate two individuals for election to the Company Board pursuant to Section 2.1(c), (y) in connection with a Transfer by the Itochu Entities of at least 10% but less than 20% of the outstanding Shares to a purchaser of such Shares, the Itochu Entities shall be permitted to assign to such purchaser the Itochu Entities’ right to (i) appoint one individual to each Board pursuant to Section 2.1(b) and (ii) nominate one individual for election to the Company Board pursuant to Section 2.1(c) and (z) in connection with any Transfer by the Itochu Entities of at least 10% of the outstanding Shares to a purchaser of such Shares, the Itochu Entities shall be permitted, but not required, to assign to such purchaser all of the Itochu Entities’ approval rights set forth on Schedule III (other than those approval rights set forth as clauses (c), (d) and (e) of such Schedule, which are personal to the Itochu Entities and shall not be transferable other than to a Permitted Transferee), provided, however, that (i) the Itochu Entities shall be permitted to make such assignment of approval rights only to one such purchaser and (ii) upon such assignment of approval rights, the Itochu Entities shall cease to have any approval rights set forth in such Schedule. Subject to the last sentence of this Section 3.1(c), no Transfer by a Stockholder of Shares that would otherwise be permitted pursuant to this Agreement shall be effective unless (i) the transferee shall have executed an appropriate document (a “Joinder Agreement”) substantially in the form attached hereto as Annex A or otherwise in form and substance reasonably satisfactory to the Company confirming that (A) the transferee takes such shares, subject to all the terms and conditions of this Agreement to the same extent as its transferor was bound by and entitled, except as otherwise set forth herein, to the benefits of such provisions, and (B) such shares shall bear legends, substantially in the forms required by Section 6.5, and (ii) such Joinder Agreement shall have been delivered to and approved by the Company prior to such transferee’s acquisition of such shares, which approval shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, a transferee of Shares shall not be bound by any of the terms and conditions of this Agreement if the applicable Transfer is pursuant to an effective registration statement under the Securities Act or pursuant to Rule 144 of the Securities Act.

SECTION 3.2. General Restrictions on Transfer of Shares.

(a) A Stockholder other than the Sponsor Entities may only Transfer Shares as follows:

(i) to a Permitted Transferee of such Stockholder;

(ii) pursuant to, and in accordance with Section 3.3 (as a Transferring Stockholder);

(iii) pursuant to, and in accordance with Section 3.4 (as a Tag Offeree or Selling Stockholder) or in a Required Sale pursuant to Section 3.5;

(iv) during the period commencing on the Closing Date and ending on earlier to occur of (A) the fifth anniversary of the Closing Date and (B) the completion of a Qualified IPO (such period, the “Restricted Transfer Period”), with the prior written consent of the Sponsor Designated Principal Investor (subject to the provisions of Section 3.2(b) and Section 3.6); or

(v) following the earlier of to occur of (A) the fifth anniversary of the Closing Date and (B) the completion of a Qualified IPO, any Stockholder may Transfer any or all of such Stockholder’s Shares without regard to any restriction on transfer contained in this Section 3.2(a), but subject to compliance with the other provisions of this Article III and the Registration Rights Agreement, as applicable.

Subject to Section 3.2(b), Section 3.4 and Section 3.6, the Sponsor Entities may freely Transfer any Shares at any time.

(b) Notwithstanding anything to the contrary in this Agreement, but subject to the penultimate sentence of this Section 3.2(b), no Shares may be Transferred to a Competitor without the consent of the Sponsor Designated Principal Investor. A “Competitor” shall mean (i) a Person that is determined, in good faith, by the Sponsor Designated Principal Investor to be an actual or potential competitor of the Company or any of its Subsidiaries in any material respect, (ii) any Affiliate of any such Person specified in clause (i), and (iii), during the Restricted Transfer Period, any Person engaged in the private equity business, any hedge fund or any other financial investor. If any Stockholder proposes to Transfer any Shares to a transferee, the Stockholder shall furnish a written notice to the Sponsor Designated Principal Investor at least ten (10) Business Days prior to such proposed Transfer. Such notice shall set forth the principal terms of the proposed Transfer, including (A) the number of Shares to be Transferred (the “Transferred Shares”), (B) the purchase price for the Transferred Shares or the formula by which such price is to be determined and (C) the name and address of the prospective transferee. If the Sponsor Designated Principal Investor does not determine that the prospective transferee is a Competitor within such ten (10) Business Day period, the Stockholder proposing such Transfer may Transfer the Transferred Shares to such prospective transferee subject to Section 3.1(c) and compliance with the other provisions of this Article III. In the event any proposed Transfer to a Competitor is approved in accordance with the foregoing, such approval shall also apply to Transfers made to such prospective transferee by any Tag Offerees. Notwithstanding anything in this Agreement to the contrary, the restrictions in this Section 3.2(b) shall not apply to any Transfers (w) to the Company or any of its Subsidiaries, (x) to any Stockholder, or (y) to a Permitted Transferee. The provisions of this Section 3.2(b) shall terminate at such time as no Shares are Beneficially Owned by any investment fund sponsored, managed or advised by Kohlberg Kravis Roberts & Co. L.P.

SECTION 3.3. Right of First Offer.

(a) Following the fifth anniversary of the Closing Date, so long as a Qualified IPO has not been completed (such time period, the “ROFO Period”), any proposed Transfer of Shares (other than to a Permitted Transferee or in a transaction pursuant to Sections 3.4 or 3.5) by any Stockholder other than the Sponsor Entities (each a “Transferring Stockholder”) shall be subject to the rights of first offer pursuant to, and any Transferring Stockholder must first comply with the provisions of, this Section 3.3. In the event a Transferring Stockholder proposes to Transfer any or all of its Shares (other than to a Permitted Transferee or in a transaction pursuant to Sections 3.4 or 3.5) during the ROFO Period (the “Sale”), then the Transferring Stockholder shall furnish to the Sponsor Designated Principal Investor a written notice of such proposed Transfer (a “Sale Notice”) not less than twenty (20) Business Days prior to any such proposed Transfer.

(b) The Sale Notice shall include:

(i) (A) the number of Shares proposed to be sold by the Transferring Stockholder (the “Subject Shares”), (B) the per Subject Share purchase price in cash at which the Transferring Stockholder is prepared to Transfer such Subject Shares (the “Sale Price”) and (C) all other material terms and conditions, if any, in connection with such proposed Transfer; and

(ii) an invitation for the Sponsor Designated Principal Investor (or any Sponsor Entity to whom the Sponsor Designated Principal Investor has assigned such right) to make an offer to purchase any or all of the Subject Shares at the Sale Price and on the other terms and conditions set forth in the Sale Notice.

(c) Within ten (10) Business Days following the date of delivery of the Sale Notice (the “Option Period”), the Sponsor Designated Principal Investor (or any Sponsor Entity to whom the Sponsor Designated Principal Investor has assigned such right) may make an offer to purchase any or all of the Subject Shares at the Sale Price and on the other terms and conditions set forth in the Sale Notice by delivering to the Transferring Stockholder an irrevocable notice (the “Purchase Notice”). Each of the Sponsor Designated Principal Investor and any Sponsor Entity to whom the Sponsor Designated Principal Investor has assigned any rights under this Section 3.3 shall be deemed to have waived all of such Person’s rights to purchase any Subject Shares under this Section 3.3 if a Purchase Notice that complies with the above requirements shall not have been delivered to the Transferring Stockholder prior to the expiration of the Option Period.

(d) In the event that the Sponsor Designated Principal Investor (or any Sponsor Entity to whom the Sponsor Designated Principal Investor has assigned any rights under this Section 3.3) has delivered a Purchase Notice prior to the expiration of the Option Period, the Transferring Stockholder shall be obligated to accept the offer set forth in the Purchase Notice, and the Transferring Stockholder and the Sponsor Designated Principal Investor (or any Sponsor Entity to whom the Sponsor Designated Principal Investor has assigned any rights under this Section 3.3, as applicable) shall be obligated to negotiate in good faith, execute and deliver as promptly as practicable, but in no event later than twenty (20) Business Days following the delivery of the Purchase Notice, definitive documentation having terms consistent with the terms described in the Sale Notice and such other customary terms and conditions as reasonably agreed among the parties to the Transfer. The closing of the Transfer of such Subject Shares shall take place within sixty (60) days (or such other time as mutually agreed by the Transferring Stockholder and the Person(s) that will acquire such Subject Shares (the “ROFO Purchaser”)) after finalization of the definitive documentation governing the purchase of such Subject Shares (such 60 day or other period agreed between the Transferring Stockholder and the ROFO Purchaser, the “Closing Period”), subject to the satisfaction of any conditions to the closing agreed to by the Transferring Stockholder and the ROFO Purchaser. Each of the Transferring Stockholder, the Company and the ROFO Purchaser agrees to use its reasonable best efforts to secure any regulatory approvals or other consents or approvals, and to comply with any Law necessary in connection with the offer, sale and purchase of such Subject Shares.

(e) In the event that (i) a Purchase Notice is not delivered in compliance with Section 3.3(c) ,(ii) the ROFO Purchaser has not elected to purchase any or all of the Subject Shares or (iii) the ROFO Purchaser and the Transferring Stockholder are unable to agree to the terms and conditions of the definitive documentation governing the purchase of any or all of the Subject Shares within twenty (20) Business Days after negotiating in good faith, then, during the one hundred twenty (120) day period following the later of the expiration of the Option Period and the twenty (20) Business Day negotiation period, the Transferring Stockholder may Transfer any or all of the Subject Shares not acquired by the ROFO Purchaser pursuant Section 3.3(d) to a third party but only if the terms and conditions for such Transfer are not less favorable to the Transferring Stockholder than the terms and conditions for the proposed sale of the Subject Shares specified in the Sale Notice (and any such Transfer shall not be subject to the right of first offer set forth in this Section 3.3). If at the end of the one hundred twenty (120) day period set forth above in this Section 3.3(e), the Transferring Stockholder has not entered into a definitive agreement providing for the Transfer of the Subject Shares to a third party in accordance with the foregoing sentence (or, if at the end of one hundred fifty (150) days following the date of the Sale Notice, such Transfer has not been completed), then it shall be necessary for a separate Sale Notice to be delivered, and the terms and provisions of this Section 3.3 separately complied with, in order for a Transferring Stockholder to consummate a Transfer of Shares during the ROFO Period (other than a Transfer to a Permitted Transferee or in a transaction pursuant to Sections 3.4 or 3.5).

(f) If at the end of the Closing Period, the Transferring Stockholder and the ROFO Purchaser have not completed a Transfer of Subject Shares (other than as a result of a breach by the ROFO Purchaser of the definitive documentation governing the purchase of the Subject Shares) or at the end of the twenty (20) Business Day period for negotiation of definitive documentation, definitive documentation is not otherwise agreed (other than a failure to execute definitive documentation as a result of a breach of Section 3.3(d)), the Transferring Stockholder and the ROFO Purchaser shall each be released from its respective obligations under the Purchase Notice.

(g) In connection with a proposed Transfer to which this Section 3.3 applies, the Sponsor Designated Principal Investor may at any time at its option assign its rights under this Section 3.3 to, and substitute, any Affiliate(s) of any Sponsor Entity for itself to act as the purchaser or to exercise any other right of the Sponsor Designated Principal Investor, or to satisfy any obligation of the Sponsor Designated Principal Investor, under this Section 3.3; provided, however, that, notwithstanding any assignment of rights pursuant to this Section 3.3(g), any notice required to be made by the Transferring Stockholder pursuant to this Section 3.3 shall only be required to be made to the Sponsor Designated Principal Investor, and Sponsor Designated Principal Investor shall be responsible for forwarding such notices to its permitted assigns.

SECTION 3.4. Tag-Along Rights.

(a) Prior to the completion of a Qualified IPO, no Sponsor Entity (the “Selling Stockholder”) shall sell or otherwise effect a sale or other Transfer of all or any number of its Shares (other than to a Permitted Transferee or in a transaction pursuant to Section 3.5) unless the terms and conditions of such Transfer include an offer, on the Same Terms and Conditions as the offer by the proposed third party transferee to the Selling Stockholder, to each of the Itochu Entities who is not the proposed third party transferee (if such purchaser is a Stockholder) (collectively, the “Tag Offerees”), to include at the option of each Tag Offeree, in the sale or other Transfer to the third party, a number of Shares owned by each Tag Offeree determined in accordance with this Section 3.4. Notwithstanding anything to the contrary set forth herein, to the extent that a sale or Transfer of Shares is governed by the procedures set forth in the Registration Rights Agreement, the provisions of this Section 3.4 shall not apply to such sale or Transfer, and the procedures set forth in the Registration Rights Agreement shall apply instead.

(b) The Selling Stockholder shall send written notice of such third party offer (the “Inclusion Notice”) to each of the Tag Offerees in the manner specified herein, which Inclusion Notice shall include the material terms and conditions of the proposed Transfer, including (i) the name and address of the proposed transferee, (ii) the proposed amount and form of consideration (and if such consideration consists in part or in whole of property other than cash, the Selling Stockholder will provide such information, to the extent reasonably available to the Selling Stockholder, relating to such non-cash consideration as the Tag Offerees may reasonably request in order to evaluate such non-cash consideration), (iii) the proposed Transfer date, if known, (iv) the number of Shares to be sold by the Selling Stockholder and (v) the Tag-Along Pro Rata Share.

(c) Each Tag Offeree shall have the right (an “Inclusion Right”), exercisable by delivery of a notice to the Selling Stockholder at any time within fifteen (15) Business Days after receipt of the Inclusion Notice (if such Inclusion Notice is delivered prior to the completion of an IPO) or at any time within two (2) Business Days after the receipt of the Inclusion Notice (if such Inclusion Notice is delivered following the completion of an IPO), to sell pursuant to such third party offer, and upon the terms and conditions set forth in the Inclusion Notice, that number of Shares requested to be included by such Tag Offeree, which number shall not exceed a number of such Tag Offeree’s Shares equal to the product of (x) such Tag Offeree’s Shares multiplied by (y) the Tag-Along Pro Rata Share (it being understood that the failure to exercise such right within such time period specified above shall be deemed to constitute a waiver of all of such Tag Offeree’s rights with respect to such proposed Transfer and any such exercise of the Inclusion Right shall be irrevocable). If the proposed third party transferee is unwilling to purchase all of the Shares proposed to be Transferred by the Selling Stockholder and all exercising Tag Offerees (determined in accordance with the first sentence of this Section 3.4(c)), then the Selling Stockholder and each exercising Tag Offeree shall reduce, on a pro rata basis based on their respective Sharing Percentages of the Shares held by the exercising Tag Offerees and the Selling Stockholder (it being understood, that for purposes of determining the respective Sharing Percentages pursuant to this Section 3.4(c), all Shares owned by the Sponsor Entities shall be deemed to be owned by the Selling Stockholder), the number of Shares that each otherwise would have sold so as to permit the Selling Stockholder and each exercising Tag Offeree to sell the number of Shares that the proposed third party transferee is willing to purchase. The Tag Offerees and the Selling Stockholder shall sell to the proposed third party transferee the Shares proposed to be Transferred by them in accordance with this Section 3.4 at the time and place provided for the closing in the Inclusion Notice, or at such other time and place as the holders of a majority of the Shares to be Transferred by exercising Tag Offerees, the Selling Stockholder and the proposed third party transferee shall agree. Notwithstanding the foregoing, no Tag Offeree shall be entitled to Transfer Shares pursuant to an Inclusion Right conferred pursuant to this Section 3.4 in the event that, notwithstanding delivery of an Inclusion Notice pursuant to this Section 3.4, the Selling Stockholder fails to consummate the Transfer of Shares which gave rise to such Inclusion Right. The Selling Stockholder shall, in its sole discretion, decide whether or not to pursue, consummate, postpone or abandon any proposed Transfer and the terms and conditions thereof. No Stockholder nor any Affiliate of any such Stockholder shall have any liability to any other Stockholder or the Company arising from, relating to or in connection with the pursuit, consummation, postponement, abandonment or terms and conditions of any such proposed Transfer except to the extent such Stockholder shall have failed to comply with the provisions of this Section 3.4.

(d) In connection with any such Transfer, each Tag Offeree participating in such Transfer must agree to make the same representations, warranties, covenants and indemnities as the Selling Stockholder; provided that (x) no such Tag Offeree shall be required to make representations and warranties or covenants or provide indemnities as to any other Stockholder and no such Tag Offeree shall be required to make any representations and warranties (but, subject to clause (z) below, shall be required to provide several but not joint indemnities with respect to breaches of representations and warranties made by the Company or its Subsidiaries) about the business of the Company or its Subsidiaries, (y) no Tag Offeree shall be liable for the breach of any covenant by any other Tag Offeree or the Selling Stockholder and (z) notwithstanding anything in this Section 3.4(d) to the contrary, any liability relating to representations, warranties and covenants (and related indemnities) and other indemnification obligations regarding the business of the Company or its Subsidiaries assumed in connection with the Transfer shall be shared by all exercising Tag Offerees electing to sell and the Selling Stockholder pro rata in proportion to the number of Shares to be actually Transferred by each of those Stockholders and in any event shall not exceed the proceeds received by such Stockholder in the proposed Transfer. Each Tag Offeree participating in such Transfer will be responsible for its proportionate share of the costs of the proposed Transfer to the extent not paid or reimbursed by the proposed third party transferee.

(e) Notwithstanding the foregoing, this Section 3.4 shall not apply to any sales or Transfers of Shares to extent such sales or Transfers are governed by the Registration Rights Agreement.

SECTION 3.5. Drag Along Right.

(a) Notwithstanding anything contained in this Article III to the contrary, if the Sponsor Entities (the “Dragging Stockholders”) receive an offer to purchase or otherwise desire to Transfer (a “Sale Proposal”) a number of Shares, including (i) Shares owned by other Stockholders (the “Drag Shares”) and (ii) all of the Shares owned by the Sponsor Entities, such that the transaction would result in a sale of 100% of the Shares held by the Stockholders (taking into account all Shares being “dragged”) (each, a “Required Sale”), then the Dragging Stockholders may, by delivery of a written notice (a “Required Sale Notice”) with respect to such Sale Proposal at least twenty (20) Business Days prior to the anticipated closing date of such

Required Sale to all other Stockholders, require all other Stockholders to sell or otherwise Transfer their Shares to the proposed transferee, or take such other actions, in accordance with the provisions of this Section 3.5. In any such transaction, all selling Stockholders must receive the same benefits and bear the same burden as the Dragging Stockholders in proportion to their Shares.

(b) The Required Sale Notice will include the material terms and conditions of the Required Sale, including (i) the name and address of the proposed transferee, (ii) the proposed amount and form of consideration (and if such consideration consists in part or in whole of property other than cash, the Dragging Stockholders will provide such information, to the extent reasonably available to the Dragging Stockholders (including using reasonable efforts to obtain such information from the proposed transferee, if applicable), relating to such non-cash consideration as the other Stockholders may reasonably request in order to evaluate such non-cash consideration) and (iii) the proposed Transfer date, if known. The Dragging Stockholders will deliver or cause to be delivered to each other Stockholder copies of all transaction documents relating to the Required Sale promptly as the same become available.

(c) Each Stockholder, upon receipt of a Required Sale Notice, shall be obligated to sell or otherwise Transfer all Shares held by such Stockholder and participate in the Required Sale contemplated by the Sale Proposal, to vote, if required by this Agreement or otherwise, its Shares in favor of the Required Sale at any meeting of stockholders called to vote on or approve the Required Sale and/or to consent in writing to the Required Sale, to cause any designees of such Stockholder serving on the Company Board to vote in favor of the Required Sale in a vote among the Company Board called to vote on or approve the Required Sale and/or to consent in writing to the Required Sale, to waive all dissenters’ or appraisal or similar rights, if any, in connection with the Required Sale, to enter into agreements relating to the Required Sale, to agree (as to itself) to make to the proposed purchaser the same representations, warranties, covenants, indemnities and agreements as the Dragging Stockholders agree to make in connection with the Required Sale, and to take or cause to be taken all other actions as may be reasonably necessary to consummate the Required Sale; provided that (x) unless otherwise agreed, a Stockholder may not be required to make representations and warranties or provide indemnities as to any other Stockholders and a Stockholder shall not be required to make any representations and warranties (but, subject to clause (z) below, shall be required to provide several but not joint indemnities with respect to breaches of representations and warranties made by the Company or its Subsidiaries) about the business of the Company or its Subsidiaries, (y) no such Stockholder shall be liable for the breach of any covenant by any other Stockholder and (z) notwithstanding anything in this Section 3.5(c) to the contrary, any liability relating to representations and warranties and covenants (and related indemnities) and other indemnification obligations regarding the business of the Company or its Subsidiaries assumed in connection with the Required Sale shall be shared by all Stockholders based on their respective Sharing Percentages and in any event shall not exceed the proceeds received by such Stockholder in the Required Sale.

(d) Any expenses incurred for the benefit of the Company or all Stockholders, and any indemnities, holdbacks, escrows and similar items relating to the Required Sale, that are not paid or established by the Company (other than those that relate to representations or indemnities concerning a Stockholder’s valid ownership of its Shares free and clear of all liens, claims and encumbrances or a Stockholder’s authority, power and legal right to enter into and consummate a purchase or merger agreement or ancillary documentation) shall be paid or established by the Stockholders in accordance with their respective Sharing Percentages.

(e) The Dragging Stockholders shall, in their sole discretion, decide whether or not to pursue, consummate, postpone or abandon any Required Sale and the terms and conditions thereof. No Stockholder nor any Affiliate of any such Stockholder shall have any liability to any other Stockholder or the Company arising from, relating to or in connection with the pursuit, consummation, postponement, abandonment or terms and conditions of any Required Sale except to the extent such Stockholder shall have failed to comply with the provisions of this Section 3.5.

(f) The provisions of this Section 3.5 shall terminate upon the completion of an IPO.

SECTION 3.6. Other Transfer Restrictions.

(a) In addition to any other restrictions to Transfer herein contained, unless agreed by the Company Board, in no event may any Transfer of any Shares by any Stockholder be made:

(i) if such Transfer would require the registration of such Transferred Share pursuant to any applicable foreign, federal, provincial or state securities Laws;

(ii) if such Transfer would subject the Company, its stockholders or any of their respective Affiliates to regulation under the Investment Company Act of 1940, as amended, or Title I of ERISA, or would subject the Company, its stockholders or any of their respective Affiliates to regulation under the Investment Advisers Act of 1940, as amended;

(iii) if such Transfer would result in a violation of any applicable Law, and for the avoidance of doubt, Law includes applicable securities, ERISA, or antitrust laws;

(iv) if such Transfer would require the Company or any of its Subsidiaries to obtain any licensing or regulatory consent other than any such license or regulatory consent that is immaterial or ministerial in nature or that is a condition to the Transfer;

(v) if such Transfer would reasonably be expected to have an adverse regulatory impact (other than an immaterial impact) on the Company or its Subsidiaries; or

(vi) if such Transfer is made to any Person who lacks the legal right, power or capacity to own such Shares.

(b) Except as otherwise provided in Section 3.5, the Stockholders effecting any Transfer of Shares permitted hereunder shall pay all reasonable costs and expenses, including attorneys’ fees and disbursements, incurred by the Company in connection with the Transfer on a pro rata basis in proportion to the number of Shares so transferred by each such Stockholder.

SECTION 3.7. Preemptive Rights.

(a) Prior to and in connection with an IPO, if the Company proposes to issue additional equity securities of the Company (including securities exercisable for or convertible into equity securities) or any Subsidiary of the Company proposes to issue additional equity securities of such Subsidiary (including securities exercisable for or convertible into equity securities) to any Person other than the Company or a wholly owned Subsidiary of the Company, the Company shall deliver to each Stockholder (each, a “Participating Stockholder”, or, collectively, the “Participating Stockholders”) a written notice of such proposed issuance at least twenty-five (25) Business Days prior to the date of the proposed issuance (the period from the effectiveness pursuant to Section 6.6 of such notice until the expiration of such twenty-five (25) Business Day period, the “Subscription Period”). Such notice shall include, to the extent applicable, (i) the identity of the issuer, (ii) the amount, kind and terms of the equity securities to be included in the issuance, (iii) the price of the equity securities to be included in the issuance and (iv) the proposed issuance date, if known.

(b) Each Participating Stockholder shall have the option, exercisable at any time during the first twenty (20) Business Days of the Subscription Period by delivering an irrevocable written notice to the Company (except as otherwise provided in this Section 3.7) and on the same terms as those of the proposed issuance of such additional equity securities (including the number or amount, as applicable, of equity securities issuable upon exercise or conversion of any security), to irrevocably subscribe for such number or amount, as applicable, of equity securities up to an amount equal to the product of (i) the number or amount of any such additional equity securities (including securities exercisable for or convertible into equity securities) to be offered and (ii) a fraction the numerator of which is the number of Shares owned by such Stockholder and the denominator of which is the total number of Shares outstanding (calculated on a fully diluted basis) immediately prior to such issuance (the “Preemptive Percentage”), in each case, on the Same Terms and Conditions as are to be provided to the proposed purchaser in the issuance in question. Each Participating Stockholder who does not exercise such option in accordance with the above requirements shall be deemed to have waived all of such Participating Stockholder’s rights with respect to such issuance. In the event that any Participating Stockholder does not elect to purchase its aggregate Preemptive Percentage of the additional equity securities (including securities exercisable for or convertible into equity securities), the Company shall deliver to each Participating Stockholder (other than any declining Participating Stockholders or any Participating Stockholder who elects to purchase less than the full amount offered to it (collectively, the “Declining Stockholders”)) a written notice thereof not later than the twenty-second (22nd) Business Day of the Subscription Period, including the number or amount, as applicable, of equity securities which were subject to the purchase right of the Declining Stockholder(s) and which were not elected to be purchased by such Declining Stockholder(s), and each other Participating Stockholder may subscribe for not more than its Preemptive Percentage (calculated using the Sharing Percentage of such Stockholder relative to all other Participating Stockholders who are not Declining Stockholders) of such declined equity securities before the expiration of the Subscription Period.

(c) If at the end of the 90th day after the date of the effectiveness of the notice contemplated by Section 3.7(a) (as such period may be extended to obtain any required regulatory approvals), the Company or its Subsidiary, as applicable, has not completed the issuance, each Participating Stockholder shall be released from such Participating Stockholder’s obligations under the written commitment, the notice shall be null and void, and it shall be necessary for a separate notice to be furnished, and the terms and provisions of this Section 3.7 separately complied with, in order to consummate such issuance.

(d) In the event that the participation in the issuance by a Participating Stockholder as a purchaser would require under applicable Law (i) the registration or qualification of such securities or of any Person as a broker or dealer or agent with respect to such securities where such registration or qualification is not otherwise required for the issuance or (ii) the provision to any Participating Stockholder of any specified information regarding the Company or any of its Subsidiaries or the securities to be issued that is not otherwise required to be provided for the issuance, such Participating Stockholder shall not have the right to participate in the issuance.

(e) Each Participating Stockholder shall take or cause to be taken all such reasonable actions as may be necessary or reasonably desirable in order expeditiously to consummate each issuance pursuant to this Section 3.7.

(f) Notwithstanding the requirements of this Section 3.7, the Company or its Subsidiary, as applicable, may proceed with any issuance that would otherwise be subject to this Section 3.7 prior to having complied with the provisions of this Section 3.7 to the extent such issuance is not being made less than ten (10) days prior to the end of a calendar quarter or calendar year; provided that the Company or its Subsidiary, as applicable, shall:

(i) provide to each Stockholder in connection with such issuance (A) prompt notice of such issuance (which notice, in any event, shall be provided not later than ten (10) days after such issuance) and (B) the notice described in Section 3.7(a) in which the actual price of the equity securities shall be set forth;

(ii) within a reasonable period of time following the issuance (which, in any event, shall be not later than ten (10) days following the issuance), offer to issue (or have Transferred) to each Stockholder such number or amount of securities of the type issued in the issuance as may be requested by such Stockholder (not to exceed the number or amount of such securities which is sufficient to give such Stockholder the same fractional interest in the Company, and/or indirect interest in the Company’s Subsidiaries, giving effect to such issuance and any further issuances pursuant to this Section 3.7(f), as it would have had if the Company had served a notice pursuant to, and such Stockholder had exercised its rights in full under, Sections 3.7(a) and 3.7(b) prior to the issuance) on the same economic terms and conditions with respect to such securities as the subscribers in the issuance received; and

(iii) keep such offer open for a period of thirty (30) days, during which period, each such Stockholder may accept such offer by sending an irrevocable written acceptance to the Company or its Subsidiary, as applicable, committing to purchase in accordance with the procedures set forth in Section 3.7(b), an amount of such securities (not to exceed the amount specified in the offer made pursuant to Section 3.7(f)(ii)).

(g) The provisions of this Section 3.7 shall not apply to issuances by the Company or any Subsidiary of the Company as follows:

(i) any issuance of securities upon the exercise or conversion of any stock, options, warrants or convertible securities issued or outstanding on the Closing Date or issued after the Closing Date in a transaction that complied with the provisions of this Section 3.7;

(ii) any issuance of equity securities, options, warrants or convertible securities to officers, employees, directors or consultants of the Company or its Subsidiaries in connection with such Person’s employment or consulting arrangements with the Company or its Subsidiaries, in each case, to the extent approved by the governing body of the entity making such issuance, or pursuant to an employment benefit plan incentive award program or other compensation arrangement;

(iii) any issuance of equity securities, options, warrants or convertible securities, in each case to the extent approved by the governing body of the entity making such issuance, (A) in any direct or indirect business combination or acquisition transaction involving the Company or any of its Subsidiaries, (B) in connection with any joint venture or strategic partnership or (C), with respect to Subsidiaries of the Company only, to financial institutions, commercial lenders or other debt investors, broker/finders or any similar party, or their respective designees in connection with the incurrence or guarantee of indebtedness by the Company or any of its Subsidiaries;

(iv) any issuance of equity securities by a Subsidiary of the Company in an underwritten initial Public Offering so long as such Subsidiary does not hold all or substantially all of the assets of the Company and any issuance of equity securities by such Subsidiary following such initial Public Offering;

(v) the issuance of Shares (of any class) to the Stockholders or otherwise and shares of any of the Company’s Subsidiaries, in each case, in connection with the Closing;

(vi) any issuance of securities in connection with any stock split, stock dividend paid on a proportionate basis to all holders of the affected class of equity interest or recapitalization approved by the governing body of the entity making such issuance; or

(vii) any issuance of securities in connection with a Recapitalization Transaction conducted in accordance with Section 3.8.

(h) Notwithstanding the provisions of Section 3.7(g) but subject to applicable Law, prior to and in connection with an IPO, upon the issuance of any Shares pursuant to (i) a Subsequent Management Equity Program or (ii) a transaction contemplated by Section 3.7(g)(iii)(A) or Section 3.7(g)(iii)(B), the Itochu Entities shall have the option (exercisable at anytime within sixty (60) days after such issuance) to purchase (at a purchase price per Share equal to the Fair Market Value of a Share) a number of newly-issued Shares from the Company that, when combined with any Shares Beneficially Owned by Itochu or any of its Affiliates as of immediately prior to such purchase, equals no greater than 20% of the outstanding Shares in the aggregate (after giving effect to such issuance). If the option granted pursuant to this Section 3.7(h) is not exercised within the sixty (60) day period noted herein, the Itochu Entities shall be deemed to have waived all of their rights with respect to the exercise of such option.

(i) Notwithstanding anything herein to the contrary, but subject to applicable Law and any limitation contained in the Registration Rights Agreement, following the completion of an IPO, the Itochu Entities shall be permitted to purchase from time to time a number Shares in the public markets that, when combined with any Shares Beneficially Owned by Itochu or any of its Affiliates as of immediately prior to such purchase, equals no greater than 20% of the outstanding Shares in the aggregate. For the avoidance of doubt, this provision is not intended (x) to imply that there will be a standstill following an IPO or (x) if there is a standstill, to set forth the terms and conditions of such standstill, in each case, other than as contemplated by Section 5.5 or the Registration Rights Agreement.

(j) For the avoidance of doubt, the rights of the Itochu Entities under this Section 3.7 are subject to Section 5.5.

SECTION 3.8. Recapitalization Transactions.

(a) Each Stockholder hereby agrees, if requested by the Company Board in connection with an IPO or Required Sale, to exchange or convert all or any portion of the Shares held by such Stockholder in any Recapitalization Transaction, in each case in the manner and on the terms set forth in this Section 3.8; provided, however, that if the proposed new securities to be received upon the exchange or conversion of Shares in such Recapitalization Transaction are not issued by a Person incorporated, organized or formed in the United States or such issuance would have a significant adverse tax or accounting effect on any Itochu Entity, then the Itochu Designated Principal Investor shall have the right to approve such new issuance, which approval shall not unreasonably be withheld or delayed. For the avoidance of doubt, any revisions to the governance arrangements set forth in Section 2.1, Section 2.2, Section 2.3 and Section 2.4 made in connection with an IPO (including an IPO accompanied by a Recapitalization Transaction) will be made in accordance with Section 2.5.

(b) The Company shall furnish a written notice (the “Recapitalization Notice”) to each Stockholder at least ten (10) Business Days prior to the consummation of any Recapitalization Transaction. The Recapitalization Notice shall set forth the principal terms and conditions of the proposed Recapitalization Transaction, including (i) the number of Shares to be exchanged or converted in the Recapitalization Transaction, (ii) the percentage of Shares owned by each of the Stockholders that are to be exchanged or converted by the Stockholders (the “Recapitalization Percentage”), (iii) the new form of securities to be received upon exchange or conversion of such Shares and (iv) the proposed or reasonably anticipated conversion or exchange date. If the Recapitalization Transaction described in such Recapitalization Notice is consummated, each Stockholder shall: (x) be bound and obligated to convert or exchange the Recapitalization Percentage of such Stockholder’s Shares on the Same Terms and Conditions as the other holders of Shares; and (y) except as provided in Section 3.8(c), shall receive the same securities per Share exchanged or converted except for differences, if any, that relate to the election and voting power of directors. If at the end of the 120th day after the date of delivery of the Recapitalization Notice the Recapitalization Transaction has not been completed, the Recapitalization Notice shall be null and void, each Stockholder shall be released from such Stockholder’s obligation under the Recapitalization Notice and it shall be necessary for a separate Recapitalization Notice to be furnished, and the terms and provisions of this Section 3.8(b) separately complied with, in order to consummate such proposed Recapitalization Transaction pursuant to this Section 3.8.

(c) In the event the receipt of securities to be received in exchange for, or upon conversion of, Shares in a proposed Recapitalization Transaction pursuant to this Section 3.8 by a Stockholder would require under applicable Law (i) the registration or qualification of such securities or of any Person as a broker or dealer or agent with respect to such securities where such registration or qualification is not otherwise required for the Recapitalization Transaction or (ii) the provision to any Stockholder of any specified information regarding the Company or any of its Subsidiaries, such securities or the issuer thereof that is not otherwise required to be provided for the Recapitalization Transaction by the Company, then, at the election of the Company Board, such Stockholder shall not have the right to exchange or convert Shares in such proposed Recapitalization Transaction and, in such event, the Company shall have the obligation to cause to be paid to such Stockholder in lieu thereof, against surrender of the Shares at the closing of the Recapitalization Transaction that would have otherwise been exchanged or converted by such Stockholder in the Recapitalization Transaction, an amount in cash equal to the Fair Market Value of such Shares as of the effective date of the Recapitalization Transaction.

(d) Each Stockholder shall, at the Company’s expense, take or cause to be taken all such actions as may be necessary or reasonably desirable in order to expeditiously consummate any Recapitalization Transaction and any related transactions, including executing, acknowledging and delivering consents, assignments, waivers and other documents or instruments and otherwise cooperating with the Company in connection with such Recapitalization Transaction; provided that no Stockholder shall be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless such Stockholder is already subject to service in such jurisdiction and except as may be required by the Securities Act. Without limiting the generality of the foregoing, each Stockholder agrees to (i) execute and deliver such agreements as may be reasonably specified by the Company or the Designated Principal Investors (including a shareholders’ agreement with terms that are substantially equivalent (to the extent reasonably practicable) to the terms of this Agreement, taking into account any change in the legal form of the issuer of the securities into which the Shares are being converted or exchanged), (ii) deliver, at or before the consummation of such Recapitalization Transaction, the stock certificates for such Shares, duly endorsed, or with stock (or equivalent) powers duly endorsed, for transfer with signature guaranteed, free and clear of any liens, claims and encumbrances, with any stock (or equivalent) transfer tax stamps affixed, against delivery of the applicable consideration, (iii) vote or consent in favor of such Recapitalization Transaction (to the extent a vote or consent is required) and (iv) waive any appraisal or dissenters’ rights with respect to the Recapitalization Transaction. Each Stockholder (other than the Principal Investors) hereby constitutes and appoints the Company, with full power of substitution, as such Stockholder’s true and lawful representative and attorney-in-fact, in such Stockholder’s name, place and stead, to execute and deliver any and all agreements that the Company reasonably believes are consistent with this Section 3.8, and Company shall provide a copy of such agreements to such Stockholder within five (5) Business Days of execution; provided, however, that failure to deliver such documents within such time period shall not impair or affect the validity of such agreements. The foregoing power of attorney is coupled with an interest and shall continue in full force and effect notwithstanding the subsequent death, incapacity, bankruptcy or dissolution of any Stockholder.

(e) The closing of a Recapitalization Transaction to which this Section 3.8 applies shall take place (i) on the proposed conversion or exchange date, if any, specified in the Recapitalization Notice (provided, in each case, that all material authorizations, orders, consents and approvals of any federal, state, local or foreign governmental or regulatory authority, agency, commission, or court legally required for the closing of such Recapitalization Transaction shall have been obtained and be in effect) or (ii) if no proposed transfer date was specified in the Recapitalization Notice, at such time as the Company shall specify by reasonable notice to each Stockholder.

(f) In the event that the IPO Corporation is a Subsidiary of the Company and after completion of the IPO the Stockholders will continue to hold the equity securities of the IPO Corporation indirectly through the Company, the parties will cooperate reasonably with each other and negotiate in good faith appropriate provisions to be included in a new or revised stockholders’ agreement, registration rights agreement and/or other agreement to be entered into at such time in accordance with this Section 3.8, to give effect to each of the Stockholders’ individual rights (subject to the obligations) set forth in the Registration Rights Agreement.

SECTION 3.9. Specific Performance. In furtherance of and not in limitation of Section 6.10, each of the parties to this Agreement acknowledges that it shall be impossible to measure in money damages to the Company or the Stockholder(s), if any of them or any transferee or any legal representative of any party hereto fails to comply with any of the restrictions or obligations imposed by this Article III, that every such restriction or obligation is material, and that in the event of any such failure, neither the Company nor the Stockholder(s) shall have an adequate remedy at law or in damages. Therefore, each party hereto consents to the issuance of an injunction or the enforcement of other equitable remedies against it at the suit of an aggrieved party without the posting of any bond or other equity security, to compel specific performance of all of the terms of this Article III and to prevent any Transfer of Shares in contravention of any terms of this Article III, and waives, any defenses thereto, including the defenses of: (i) failure of consideration; (ii) breach of any other provision of this Agreement and (iii) availability of relief in damages.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.1. Representations and Warranties of the Company. The Company hereby represents and warrants to, and agrees with, each of the Stockholders that, as of the date hereof:

(a) the Company has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and the execution, delivery, and performance by the Company of this Agreement have been duly authorized by all necessary action;

(b) this Agreement has been duly and validly executed and delivered by the Company and constitutes the binding obligation of the Company enforceable against the Company in accordance with its terms, subject to Creditors’ Rights;

(c) the execution, delivery, and performance by the Company of this Agreement will not, with or without the giving of notice or the lapse of time, or both, (i) violate any provision of Law to which the Company is subject, (ii) violate any order, judgment, or decree applicable to the Company or (iii) conflict with, or result in a breach or default under, any agreement or instrument to which the Company is a party or any term or condition of its certificate of incorporation or by-laws, except where such conflict, breach or default would not reasonably be expected to, individually or in the aggregate, have an adverse effect on the Company’s ability to satisfy its obligations hereunder; and

(d) no consent, approval, permit, license, order or authorization of, filing with, or notice or other action to, with or by any Governmental Authority or any other Person, is necessary, on the part of the Company to perform its obligations hereunder or to authorize the execution, delivery and performance by the Company of its obligations hereunder, except where such consent, approval, permit, license, order, authorization, filing or notice would not reasonably be expected to, individually or in the aggregate, have an adverse effect on the Company’s ability to satisfy its obligations hereunder or under any agreement or other instrument to which the Company is a party.

SECTION 4.2. Representations and Warranties of each Stockholder. Each Stockholder (severally and not jointly, as to itself) hereby represents and warrants to, and agrees with, the Company and the other Stockholders that, as of the date hereof:

(a) such Stockholder has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and the execution, delivery, and performance by such Stockholder of this Agreement have been duly authorized by all necessary action;

(b) this Agreement has been duly and validly executed and delivered by such Stockholder and constitutes the binding obligation of such Stockholder enforceable against such Stockholder in accordance with its terms, subject to Creditors’ Rights;

(c) such Stockholder is the Beneficial Owner of the number of Shares set forth next to its name on Schedule I hereto;

(d) the execution, delivery, and performance by such Stockholder of this Agreement will not, with or without the giving of notice or the lapse of time, or both, (i) violate any provision of Law to which such Stockholder is subject, (ii) violate any order, judgment, or decree applicable to such Stockholder or (iii) conflict with, or result in a breach or default under, any agreement or instrument to which such Stockholder is a party or any term or condition of its certificate of incorporation or by-laws, certificate of limited partnership or partnership agreement, or certificate of formation or limited liability company agreement, as applicable, except where such conflict, breach or default would not reasonably be expected to, individually or in the aggregate, have an adverse effect on such Stockholder’s ability to satisfy its obligations hereunder;

(e) no consent, approval, permit, license, order or authorization of, filing with, or notice or other action to, with or by any Governmental Authority or any other Person, is necessary, on the part of such Stockholder to perform its obligations hereunder or to authorize the execution, delivery and performance by such Stockholder of its obligations hereunder, except where such consent, approval, permit, license, order, authorization, filing or notice would not reasonably be expected to, individually or in the aggregate, have an adverse effect on such Stockholder’s ability to satisfy its obligations hereunder or under any agreement or other instrument to which such Stockholder is a party;

(f) such Stockholder has acquired the Shares for investment and not with a view toward any resale or distribution thereof except in compliance with the Securities Act; such Stockholder acknowledges that the Shares have not been registered pursuant to the Securities Act and may not be Transferred in the absence of such registration or an exemption therefrom under the Securities Act; and such Stockholder has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the risks of its investment in the Shares and is capable of bearing the economic risks of the transactions contemplated by this Agreement; and

(g) such Stockholder is an informed and sophisticated participant in the transactions contemplated hereby and has undertaken such investigation, and has been provided with and has evaluated such documents and information, as it has deemed necessary in connection with the execution, delivery and performance of this Agreement and the investment in the Company; such Stockholder acknowledges that it is relying on its own investigation and analysis in entering into the transactions contemplated hereby, and has consulted its own legal, tax, financial and accounting advisors to determine the merits and risks thereof; and the Stockholder has not relied on any due diligence investigation of any other Stockholder or its advisors and their respective Affiliates, or on any oral or written materials prepared or presented by any other Stockholder or its advisors, including any projections, forecasts, return on investment or other future cash flow illustrations prepared by any such Stockholder or its advisors or their respective Affiliates.

ARTICLE V

OTHER COVENANTS

SECTION 5.1. Further Assurances. In connection with this Agreement and the transactions contemplated hereby, the Company and each Stockholder shall execute and deliver all such future instruments and take such other and further action as may be reasonably necessary or appropriate to carry out the provisions of this Agreement and the intention of the parties as expressed herein; provided that any such instrument or action does not increase a Stockholder’s obligations or have an adverse effect upon such Stockholder’s rights under this Agreement.

SECTION 5.2. Information.

(a) The Company will provide, or cause to be provided, to (x) each Sponsor Entity for so long as the Sponsor Entities Beneficially Own at least 5% of the total outstanding Shares and (y) each Itochu Entity for so long as the Itochu Entities Beneficially Own at least 5% of the total outstanding Shares:

(i) reasonable access to the properties, books and records and personnel of the Company and its Subsidiaries, at reasonable hours and upon reasonable advance notice;

(ii) as soon as reasonably available after the end of each fiscal month of each fiscal quarter (other than such fiscal month that ends on the same day as the end of such fiscal quarter), an internally-generated consolidated balance sheet of the Group as of the end of each such month and the related consolidated statements of income and cash flows of the Group for such month and for the then elapsed portion of the fiscal year; and

(iii) such other financial or operating information regarding the Group as such Principal Investor may reasonably request from time to time.

(b) The Company will provide, or cause to be provided, to (x) each Sponsor Entity for so long as the Sponsor Entities Beneficially Own at least 2% of the total outstanding Shares and (y) each Itochu Entity for so long as the Itochu Entities Beneficially Own at least 2% of the total outstanding Shares:

(i) to the extent not filed with the SEC and publicly available, as soon as reasonably available after the end of each fiscal year of the Company (or its relevant Subsidiary or successor entity), a consolidated balance sheet of Company (or its relevant Subsidiary or successor entity) and its Subsidiaries (the “Group”) as of the end of such fiscal year, and consolidated statements of income and cash flows of the Group for such year, prepared in accordance with GAAP and setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and accompanied by the opinion of independent public accountants of recognized national standing selected by the Company (or its relevant Subsidiary or successor entity); and

(ii) to the extent not filed with the SEC and publicly available, as soon as reasonably available after the end of the first, second and third fiscal quarter of each fiscal year of the Company (or its relevant Subsidiary or successor entity), a consolidated balance sheet of the Group as of the end of each such quarterly period, and consolidated statements of income and cash flows of the Group for such period and for the current fiscal year to date, prepared in accordance with GAAP (subject to normal yearend audit adjustments and the absence of notes thereto) and setting forth in comparative form the figures for the corresponding periods of the previous fiscal year, all in reasonable detail and, to the extent required to be provided to Samson’s lenders under its secured credit facility, certified by the principal financial or accounting officer of the relevant Subsidiary of the Company.

(c) To the extent that neither the Company nor its Subsidiaries files periodic reports with the SEC which include quarterly unaudited and annual audited financial reports of the Company (or its relevant Subsidiary or successor entity) and its Subsidiaries (or following an IPO, the IPO Corporation and its consolidated Subsidiaries), the Company will provide to the Stockholders quarterly and annual financial statements to the extent such financial statements are prepared by the Company (or its relevant Subsidiary or successor entity).

(d) Notwithstanding the foregoing, the Company shall not be required to provide, or be required to cause to be provided, the information or access set forth in Sections 5.2(a), 5.2(b) or 5.2(c) to the extent that such provision or access (i) is determined by the Company in good faith to be unreasonably burdensome to, or unreasonably disruptive to the operations of, the Company or its Subsidiaries, (ii) would result in the disclosure of any trade secrets or proprietary, privileged or other competitively sensitive information of the Company or its Subsidiaries or (iii) would violate any confidentiality obligations of the Company or its Subsidiaries or violate any Law (including competition laws or regulations).

(e) In furtherance of and not in limitation of any other similar agreement such Stockholder may have with the Company or its Subsidiaries, each Stockholder agrees that all Confidential Information shall be kept confidential by such Stockholder and shall not be disclosed by such Stockholder in any manner whatsoever; provided, however, that (i) any of such Confidential Information may be disclosed (A) by a Stockholder to its Affiliates (other than an entity deemed by the Company Board to be a competitor of the Company; provided that, in the case of Itochu, ITOCHU Corporation shall not be prohibited from receiving Confidential Information by virtue of this parenthetical) and their respective directors, managers, officers, employees and authorized representatives (including, attorneys, accountants, consultants, bankers and financial advisors of such Stockholder or its Affiliates) and each Stockholder or Affiliate of such Stockholder that is a limited partnership or limited liability company may disclose such Confidential Information to any former direct or indirect partners, members or other equityholders who retained an economic interest in such Stockholder and to any current or prospective direct or indirect partner, limited partner, member, general partner, equityholder or management company of such Stockholder or Affiliate (or any employee, attorney, accountant, consultant, banker or financial advisor or representative of any of the foregoing) (collectively, for purposes of this Section 5.2(e) and the definition of “Confidential Information”, “Representatives”) who need to be provided such Confidential Information to assist such

Stockholder or Affiliate in evaluating or reviewing its existing or prospective investment and (B) by a Stockholder or Affiliate of such Stockholder to their respective Representatives that are current or prospective direct or indirect partners, members or other equityholders of such Stockholder or Affiliate or are former direct or indirect partners, members or other equityholders who retained an economic interest in such Stockholder or Affiliate to the extent such disclosure is limited to customary disclosures made in the ordinary course of business by an investment fund to its current, prospective or former investors or equity holders in respect of investments made thereby, including in connection with the disposition thereof, each of which Representatives shall be deemed to be bound by the provisions of this Section 5.2(e) (provided that, with respect to Representatives who are direct or indirect limited partners, members or other equityholders of such Stockholder or Affiliate, such Representatives shall instead be deemed to be bound by any confidentiality agreement or obligation with such Stockholder or Affiliate having restrictions substantially similar to this Section 5.2(e)) and such Stockholder shall be responsible for any breach of this provision by any such Representative, (ii) any disclosure of Confidential Information may be made by a Stockholder, an Affiliate of such Stockholder or their respective Representatives to the extent the Company consents in writing, (iii) Confidential Information may be disclosed by a Stockholder to a potential Permitted Transferee (but such Stockholder shall be responsible for any breach of this provision or such confidentiality agreement by any such Person) or any other transferee to whom such Stockholder is permitted to transfer Shares hereunder, in each case, who shall agree to be bound by the provisions of this Section 5.2(e) or a confidentiality agreement having restrictions substantially similar to this Section 5.2(e), and (iv) Confidential Information may be disclosed by any Stockholder, any Affiliate of such Stockholder or their respective Representatives to the extent that such Stockholder, Affiliate or Representative has received advice from its counsel that it is legally compelled to do so or is required to do so to comply with applicable Law or legal process or government agency or self-regulatory body request; provided that prior to making such disclosure, the Stockholder, Affiliate or Representative, as the case may be, uses commercially reasonable efforts to preserve the confidentiality of the Confidential Information to the extent permitted by Law, including to the extent practicable and permitted by Law, consulting with the Company regarding such disclosure and, if reasonably requested by the Company, assisting the Company, at the Company’s expense, in seeking a protective order to prevent the requested disclosure; provided further that the Stockholder, Affiliate or Representative, as the case may be, uses reasonable best efforts to disclose only that portion of the Confidential Information as is requested by applicable Governmental Authority or as is, based on the advice of its counsel, legally required. Notwithstanding anything to the contrary herein, the confidentiality obligations of the Stockholders under this Section 5.2(e) shall not apply to the disclosure of the fact that the disclosing Stockholder has an investment in the Company or its Subsidiaries (or their respective successors) in name only (it being understood that this disclosure shall not include the investment amount, valuation information or any other information related thereto nor shall it include the identity of any other Stockholder, unless such other Stockholder consents); provided that, for the avoidance of doubt, such information may otherwise be disclosed by the Stockholders to their respective Representatives in accordance with the first sentence of this Section 5.2(e).

SECTION 5.3. Dividends. Subject to applicable Law and to any limitations pursuant to the terms of any outstanding indebtedness of the Company or any of its Subsidiaries, the Company shall, as and when reasonably determined by the Company Board, declare and pay dividends of Excess Cash in respect of the Capital Stock of the Company.

SECTION 5.4. Material Joint Ventures. Until such time as the Itochu Entities are no longer entitled to designate or nominate any directors pursuant to Section 2.1, in the event that (i) the Company or any of its Subsidiaries proposes to enter into a material joint venture with a counterparty in North America and (ii) the Company Board determines in good faith that it would be mutually beneficial to the Group and its shareholders for Itochu to be involved in such joint venture as a partner, the Company shall, to the extent that the Company is not prohibited from doing so pursuant to confidentiality obligations or applicable Law, (x) notify Itochu of such joint venture and (y) consult with Itochu with respect to ways in which Itochu can participate in such joint venture (collectively, a “JV Consultation”). In connection with any JV Consultation, the Itochu Entities shall cause each Itochu Designated Director or Itochu Nominee, as applicable, to recuse themselves from all deliberations of each Board relating to the material joint venture giving rise to such JV Consultation and Itochu’s potential participation in connection therewith.

SECTION 5.5. Limitation of Acquisition of Additional Shares.

(a) For so long as any Sponsor Entity Beneficially Owns any Shares (the “Sponsor Investment Period”), ITOCHU Corporation covenants and agrees with the Sponsor and the Company that it shall not, and shall not permit any of its Affiliates to, directly or indirectly, acquire, offer or propose to acquire or agree to acquire, whether by purchase, tender or exchange offer, through the acquisition of control of another Person (whether by way of merger, consolidation or otherwise), by joining a partnership, syndicate or other group or otherwise, the Beneficial Ownership of any additional Shares, or take any other action as a shareholder or otherwise, if such acquisition or action would result in ITOCHU Corporation or any of its Affiliates Beneficially Owning more than 25% of the outstanding Shares in the aggregate (the “Ownership Cap”).

(b) Notwithstanding any other provision of this Agreement, in no event may Itochu or any of its Affiliates, directly or indirectly, including through any agreement or arrangement, exercise any voting rights in respect of any Shares Beneficially Owned by Itochu and its Affiliates in excess of the Ownership Cap during the Sponsor Investment Period.

ARTICLE VI

MISCELLANEOUS

SECTION 6.1. Termination. This Agreement shall terminate only (i) by written consent of both Designated Principal Investors or (ii) by written consent of the Dragging Stockholders in connection with a consummated Required Sale. Termination of this Agreement shall not relieve any party for the breach of any obligations under this Agreement prior to such termination. Notwithstanding any such termination of this Agreement, Section 2.1(d)(i), Section 3.5(d), Section 3.5(e), Section 3.6(b) and this Article VI shall survive any termination of this Agreement.

SECTION 6.2. Indemnification. The Company hereby acknowledges and agrees that each Stockholder and certain Affiliates of each Stockholder and their respective directors, officers, managers, partners, members, employees, agents, advisors, consultants, representatives and controlling Persons are entitled to indemnification in accordance with, and pursuant to the terms of, the Indemnification Agreement.

SECTION 6.3. Amendments and Waivers. Except as otherwise provided herein, this Agreement may not be amended except by an instrument in writing signed by each of the Company, the Sponsor Designated Principal Investor and the Itochu Designated Principal Investor; provided, that any Stockholder may waive (in writing) the benefit of any provision of this Agreement with respect to itself for any purpose. Prompt written notice of any amendment to this Agreement shall be given to all Stockholders. No waiver of any breach of any of the terms of this Agreement shall be effective unless such waiver is expressly in writing and executed and delivered by the party against whom such waiver is claimed. A waiver or consent, express or implied, to or of any breach or default by any Person in the performance by that Person of its obligations with respect to this Agreement is not a consent or waiver to or of any other breach or default in the performance by that Person of the same or any other obligations of that Person with respect to this Agreement. Failure on the part of a Person to complain of any act of any Person or to declare any Person in default, irrespective of how long that failure continues, does not constitute a waiver by that Person of its rights with respect to that default until the applicable statute-of-limitations period has run.

SECTION 6.4. Successors, Assigns and Transferees. Subject to the restrictions on Transfers set forth in this Agreement, this Agreement shall be binding upon and inure to the benefit of and be enforceable by (x) the parties hereto and their respective successors and permitted assigns and (y), with respect to Section 2.9, each VCOC Stockholder who, directly or through one or more conduit subsidiaries, holds any Shares; and by their signatures hereto, each party intends to and does hereby become bound. The rights and obligations of the Stockholders shall not be assigned without the prior written consent of the Sponsor Designated Principal Investor, except as expressly set forth herein subject, in each case, to the limitations contained herein. Any assignment of rights or obligations in violation of this Section 6.4 shall be null and void. Nothing expressed or mentioned in this Agreement is intended or shall be construed to give any Person any legal or equitable right, remedy or claim under, in or in respect of this Agreement or any provision herein contained other than (x) the parties hereto and their respective permitted successors and assigns and (y), with respect to the provisions of Section 2.9, each VCOC Stockholder who, directly or through one or more conduit subsidiaries, holds any Shares, all of whom are intended to be third party beneficiaries thereof.

SECTION 6.5. Legend.

(a) Unless and until the Company Board shall determine otherwise, all Shares shall be uncertificated and recorded in the books and records of the Company. If at any time the Company Board shall determine to certificate Shares, such certificates shall bear a legend on the face thereof in the following form:

(i) THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION THAT WAS NOT REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAWS.

(ii) THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN A STOCKHOLDERS’ AGREEMENT, DATED AS OF DECEMBER 21, 2011, AS AMENDED FROM TIME TO TIME, COPIES OF WHICH MAY BE OBTAINED FROM THE ISSUER WITHOUT CHARGE UPON REQUEST. NO TRANSFER OF SUCH SECURITIES WILL BE MADE ON THE BOOKS OF THE ISSUER UNLESS ACCOMPANIED BY EVIDENCE OF COMPLIANCE WITH THE TERMS OF SUCH AGREEMENT.

(b) Upon the sale of any Shares pursuant to (i) an effective registration statement under the Securities Act or pursuant to Rule 144 under the Securities Act in compliance with this Agreement or (ii) another exemption from registration under the Securities Act, the certificates representing such Shares, if any, shall be replaced, at the expense of the Company, with certificates or instruments not bearing the legends required by this Section 6.5; provided that the Company may condition such replacement of certificates under clause (ii) upon the receipt of an opinion of securities counsel reasonably satisfactory to the Company.

SECTION 6.6. Notices.

(a) Except as expressly set forth to the contrary in this Agreement, all notices, requests or consents provided for or required to be given hereunder shall be in writing and shall be deemed to be duly given if personally delivered, sent via facsimile and confirmed, or mailed by certified mail, return receipt requested, or sent by nationally recognized overnight delivery service with proof of receipt maintained, at the following addresses (or any other address that any such party may designate by written notice to the other parties):

if to the Company, to:

c/o Samson Investment Company

Samson Plaza

Two West Second Street

Tulsa, Oklahoma 74103

Attention: C. Philip Tholen

Facsimile: (212) 750-0003

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

909 Fannin Street, Suite 1475

Houston, Texas 77010

Attention: Andrew T. Calder Facsimile: (713) 821-5602;

if to the Sponsor, to:

c/o Kohlberg Kravis Roberts & Co. L.P. 9

W. 57th Street., Suite 4200

New York, New York 10019

Attention: Jonathan D. Smidt

Facsimile: (212) 750-0003

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

909 Fannin Street, Suite 1475

Houston, Texas 77010

Attention: Andrew T. Calder Facsimile: (713) 821-5602;

if to Itochu, to:

JD Rockies Resources Limited

5555 San Felipe, Suite 620

Houston, TX 77056

Attention: Toshiyuki Mori, President

Facsimile: (713) 547-5656

with a copy (which shall not constitute notice) to:

Milbank, Tweed, Hadley & McCloy LLP

One Chase Manhattan Plaza

New York, New York 10005

Attention: Charles J. Conroy, Esq. and David J. Wolfson, Esq.

Facsimile: (212) 530-5219; and

if to any Stockholder who becomes a party to this Agreement after the date hereof, to the address and facsimile number set forth below its name on the signature page hereto or on the applicable Joinder Agreement.

(b) Any such notice shall, if delivered personally, be deemed received upon delivery; shall, if delivered by facsimile, be deemed received on the first Business Day following confirmation; shall, if delivered by nationally recognized overnight delivery service, be deemed received the first Business Day after being sent; and shall, if delivered by mail, be deemed received upon the earlier of actual receipt thereof or five (5) Business Days after the date of deposit in the mail.

(c) To the extent permitted by Law, whenever any notice is required to be given by Law or this Agreement, a written waiver thereof, signed by the Person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.

SECTION 6.7. Entire Agreement. Except as otherwise expressly set forth herein, this Agreement, together with the Transaction Agreements, embodies the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, that may have related to the subject matter hereof in any way.

SECTION 6.8. Delays or Omissions. It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Agreement, shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character on the part of any party hereto of any breach, default or noncompliance under this Agreement or any waiver on such party’s part of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, by law, or otherwise afforded to any party, shall be cumulative and not alternative.

SECTION 6.9. Governing Law; Severability; Limitation of Liability; Judicial Proceedings.

(a) This Agreement shall be governed by and construed in accordance with, the Laws of Delaware without giving effect to any principles of conflicts of laws that would result in the application of laws of a different jurisdiction.

(b) In the event of a direct conflict between the provisions of this Agreement and any mandatory, non-waivable provision of the DGCL, such provision of the DGCL shall control. In the event of a direct conflict between the provisions of this Agreement and the Certificate of Incorporation or bylaws of the Company, this Agreement shall control as between the parties hereto and the parties hereto furthermore undertake to exercise their powers as Stockholders to amend the Certificate of Incorporation or bylaws, as applicable, so as to be consistent with and give effect to the terms of this Agreement. If any provision of the DGCL provides that it may be varied or superseded in the Certificate of Incorporation or bylaws of a corporation, such provision shall be deemed superseded and waived in its entirety if this Agreement contains a provision addressing the same issue or subject matter.

(c) If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future Laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of each such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

(d) To the fullest extent permitted by Law, neither the Company nor any Stockholder shall be liable to any of the other such Persons for punitive, special, exemplary or consequential damages, including damages for loss of profits, loss of use or revenue or losses by reason of cost of capital, arising out of or relating to this Agreement or the transactions contemplated hereby, regardless of whether based on contract, tort (including negligence), strict liability, violation of any applicable deceptive trade practices act or similar Law or any other legal or equitable principle, and the Company and each Stockholder releases each of the other such Persons from liability for any such damages.

(e) In any judicial proceeding involving any dispute, controversy or claim arising out of or relating to this Agreement, each of the Stockholders unconditionally accepts the exclusive jurisdiction and venue of any United States District Court located in the State of Delaware, or of the Court of Chancery of the State of Delaware, and the appellate courts to which orders and judgments thereof may be appealed. In any such judicial proceeding, the Stockholders agree that in addition to any method for the service of process permitted or required by such courts, to the fullest extent permitted by Law, service of process may be made by delivery provided pursuant to the directions in Section 6.6. EACH OF THE STOCKHOLDERS HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING ANY DISPUTE, CONTROVERSY OR CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

(f) To the fullest extent permitted by Law, the Stockholders hereby irrevocably waive any objection which they may now or hereafter have to the laying of venue of any claim, controversy or dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby brought in such courts or any defense of inconvenient forum for the maintenance of such claim, controversy or dispute. Each of the Stockholders agrees that a final and unappealable judgment in any such claim, controversy or dispute shall be conclusive and may be enforced in other jurisdictions by suit on the judgment, a certified copy of which shall be conclusive evidence of the fact and amount of such judgment, or in any other manner provided by Law.

SECTION 6.10. Equitable Relief. The Stockholders hereby confirm that damages at Law would be an inadequate remedy for a breach or threatened breach of this Agreement and agree that, in the event of a breach or threatened breach of any provision hereof, the respective rights and obligations hereunder shall be enforceable by specific performance, injunction or other equitable remedy, but, nothing herein contained is intended to, nor shall it, limit or affect any right or rights at Law or by statute or otherwise of a Stockholder aggrieved as against another Stockholder for a breach or threatened breach of any provision hereof, it being the intention by this Section to make clear the agreement of the Stockholders that the respective rights and obligations of the Stockholders hereunder shall be enforceable in equity as well as at Law or otherwise and that the mention herein of any particular remedy shall not preclude a Stockholder from any other remedy it or he might have, either in Law or in equity.

SECTION 6.11. Aggregation of Shares. Notwithstanding anything to the contrary herein, all Shares held or acquired by a Stockholder and its Affiliates shall be aggregated together for purposes of determining the rights or obligations of a Stockholder, or application of any restrictions to a Stockholder, or reference to its Shares under this Agreement, in each instance in which such right, obligation or restriction is determined by any ownership threshold. Within a group of investors that are Affiliates, the members of such group of investors may allocate the ability to exercise any rights of such group of investors under this Agreement in any manner that such group of investors (by approval of the holders of a majority of Shares held by such group) sees fit, subject to the other terms of this Agreement.

SECTION 6.12. Subsequent Acquisition of Shares. Any Shares acquired subsequent to the date hereof by a Stockholder shall be subject to the terms and conditions of this Agreement and such securities shall be considered to be “Shares” as such term is used herein for purposes of this Agreement.

SECTION 6.13. Table of Contents, Headings and Captions. The table of contents, headings, subheadings and captions contained in this Agreement are included for convenience of reference only, and in no way define, limit or describe the scope of this Agreement or the intent of any provision hereof.

SECTION 6.14. No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement or any document or instrument delivered contemporaneously herewith, and notwithstanding the fact that any party hereto may be a partnership or limited liability company, each party hereto, by its acceptance of the benefits of this Agreement, covenants, agrees and acknowledges that no Persons other than the named parties hereto shall have any obligation hereunder and that it has no rights of recovery hereunder against, and no recourse hereunder or under any documents or instruments delivered contemporaneously herewith or in respect of any oral representations made or alleged to be made in connection herewith or therewith shall be had against, any former, current or future director, officer, agent, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative or employee of any other party (or any of their successor or permitted assignees), against any former, current, or future general or limited partner, manager, stockholder or member of the Investor (or any of their successors or permitted assignees) or any Affiliate thereof or against any former, current or future director, officer, agent, employee, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative, general or limited partner, stockholder, manager or member of any of the foregoing, but in each case not including the named parties hereto (each, but excluding for the avoidance of doubt, the named parties hereto, an “Investor Affiliate”), whether by or through attempted piercing of the corporate veil, by or through a claim (whether in tort, contract or otherwise) by or on behalf of such party against the Investor Affiliates, by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, or otherwise; it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on, or otherwise be incurred by any Investor Affiliate, as such, for any obligations of the applicable party under this Agreement or the transactions contemplated hereby, under any documents or instruments delivered contemporaneously herewith, in respect of any oral representations made or alleged to be made in connection herewith or therewith, or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, such obligations or their creation.

SECTION 6.15. Counterparts. This Agreement and any amendment hereto may be signed in any number of separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one agreement (or amendment, as applicable). This Agreement may be validly executed and delivered by facsimile or other electronic transmission.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the undersigned duly executed this Agreement (or caused this Agreement to be executed on its behalf by its officer or representative thereto duly authorized) as of the day and year first written above.

SAMSON RESOURCES CORPORATION

/s/ Jonathan Smidt
Name: Jonathan Smidt Title: Authorized Signatory

SAMSON AGGREGATOR L.P.

By: Samson Aggregator GP LLC, its general partner

By:	/s/ Jonathan Smidt

Name:	Jonathan Smidt
Title:	Authorized Signatory

JD ROCKIES RESOURCES LIMITED

By:	/s/ Toshiyaki Mori
Name:Toshiyaki Mori Title: President

ITOCHU CORPORATION
(Solely for purposes of Section 5.5)

/s/ Masanori Mitsuhashi
Name:	Masanori Mitsuhashi
Title:	Deputy COO & General Manager Exploration & Production Department Energy Division

SCHEDULE I

Name	Shares
Samson Aggregator L.P.	621,000,000 shares
JD Rockies Resources Limited	208,000,000 shares

Schedule I

SCHEDULE II

INITIAL DIRECTORS

Sponsor Designated Directors

Jonathan Smidt

Claire Scobee Farley

David Rockecharlie

Ash Upadhyaya

Ken Hersh

Robert V. Delaney

David Adams

Itochu Designated Directors

Shuichi Arase

Masanori Mitsuhashi

Schedule II

SCHEDULE III

APPROVAL RIGHTS

The following actions with respect to the Company and its Subsidiaries shall require the prior approval by a majority of votes of the Company Board, including at least one vote from an Itochu Designated Director or an Itochu Nominee, as applicable, to the extent that the Itochu Entities are entitled to designate any Directors to the Company Board:

(a) any amendment, repeal or alteration of any of the organizational documents of the Company or any of its Subsidiaries to the extent that such amendment, repeal or alteration has a disproportionately adverse effect on the Itochu Entities, in their capacity as stockholders of the Company, relative to any other Stockholders, in their capacity as stockholders of the Company;

(b) any change in the corporate form or tax status of the Company;

(c) issuing equity interests in Samson, other than (i) in connection with permitted acquisitions, business combinations, joint ventures or strategic alliances or similar transactions to the extent that following such issuance the Company would continue to hold at least 50% of the equity interests in Samson, (ii) any issuance of equity interests in Samson to financial institutions, commercial lenders or other debt investors, broker/finders or any similar party, or their respective designees in connection with the incurrence or guarantee of indebtedness of the Company or any of its Subsidiaries to the extent that following such issuance the Company would continue to hold at least 50% of the equity interests in Samson, (iii) in connection with any stock split or proportionate stock dividend or reclassification or reorganization, (iv) in connection with any IPO in which Samson is the IPO Corporation; provided that in the event that the Company ceases to hold at least 50% of the equity interests in Samson at any time following such IPO, the Company shall undertake a Recapitalization Transaction such that the stockholders of the Company will directly hold their allocable portion of the equity securities in Samson that were held by the Company immediately prior to such Recapitalization Transaction, (v) in connection with any initial Public Offering contemplated by Section 3.7(g)(iv) to the extent that following such issuance the Company would continue to hold at least 50% of the equity interests in Samson, and (vi) in a connection with a sale (whether by merger, recapitalization or other sale or business combination transaction) of all or substantially all of the assets of the Company so long as the Itochu Entities are entitled to receive in such sale (in respect of the Shares held by the Itochu Entities) the same per Share consideration received by the Sponsor Entities (in respect of the Shares held by the Sponsor Entities) and on the same terms as the Sponsor Entities;

(d) Any sale or transfer of equity interests in Samson by the Company other than (i) to a wholly owned Subsidiary of the Company or (ii) in a connection with a sale (whether by merger, recapitalization or other sale or business combination transaction) of all or substantially all of the assets of the Company so long as the Itochu Entities are entitled to receive in such sale (in respect of the Shares held by the Itochu Entities) the same per Share consideration received by the Sponsor Entities (in respect of the Shares held by the Sponsor Entities) and on the same terms as the Sponsor Entities. For the avoidance of doubt, no issuance of equity interests in Samson as contemplated by clauses (c)(i), (c)(ii), (c)(iii), (c)(iv), (c)(v) or (c)(vi) above shall be deemed to be a sale or transfer under this clause (d);

Schedule III - 1

(e) any merger of the Company or similar transaction in which the Itochu Entities are not entitled to receive in such transaction (in respect of the Shares held by the Itochu Entities) the same per Share consideration received by the Sponsor Entities (in respect of the Shares held by the Sponsor Entities) and on the same terms as the Sponsor Entities;

(f) engaging in any line of business other than (i) the business conducted by the Company, Samson and their respective Subsidiaries, taken as a whole, as of the Closing Date, and any related activities or (ii) any other business ancillary to the exploration, production, marketing, processing or transportation of oil and gas;

(g) any voluntary election by the Company, Samson or any Significant Subsidiary of the Company to liquidate or dissolve or to commence bankruptcy or insolvency proceedings or the adoption of a plan with respect to any of the foregoing; and

(h) the entering into of any agreement or transaction, directly or indirectly, between (x) the Company and its Subsidiaries and (y) any Sponsor Entity, in each case other than (i) any agreement or transaction that is on arms-length terms, (ii) the Transaction Agreements and (iii) in connection with any Transfer to a Permitted Transferee.

Schedule III - 2

ANNEX A

JOINDER AGREEMENT

The undersigned is executing and delivering this Joinder Agreement pursuant to the Stockholders’ Agreement (the “Stockholders’ Agreement”), dated as of December 21, 2011 and as it may be amended from time to time in accordance with its terms, by and among Samson Resources Corporation, Samson Aggregator L.P., JD Rockies Resources Limited, ITOCHU Corporation (solely for purposes of Section 5.5 thereof), and any other Persons who become parties to the Stockholders Agreement’ pursuant to a Joinder Agreement.

Capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Stockholders’ Agreement.

By executing and delivering this Joinder Agreement to the Stockholders’ Agreement, the undersigned hereby adopts and approves the Stockholders’ Agreement and agrees, effective commencing on the date hereof and as a condition to the undersigned’s becoming the transferee of Shares, (x) to be bound by and to comply with the provisions of the Stockholders’ Agreement that were applicable to the transferor of such shares, in the same manner as if the undersigned were an original signatory to the Stockholders’ Agreement and (y) that the Shares Transferred shall bear legends, substantially in the forms required by Section 6.5 of the Stockholders’ Agreement.

Accordingly, the undersigned has executed and delivered this Joinder as of the             day of             , 20        .

[NAME OF STOCKHOLDER]

By:
Name: Title:

Address: [Address]
Attention: [Name]
Facsimile: [Facsimile Number]

Annex A